Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

BETWEEN

CIMAREX ENERGY CO.

AS SELLER

AND

PARSLEY ENERGY, L.P.

AS BUYER

RINGO ASSETS

Effective September 1, 2014

TABLE OF CONTENTS

ARTICLE 1 PROPERTY DESCRIPTION		1

1.1	The Property	1
1.2	Exclusions from the Property	3
1.3	Ownership of Production from the Property	4

ARTICLE 2 CONSIDERATION		5

2.1	Purchase Price and Other Consideration	5
2.2	Adjustments at Closing	6
2.3	Adjustments after Closing	7
2.4	Payment Method	8
2.5	Principles of Accounting	8
2.6	Reporting Value of the Property	8
2.7	Section 1031 Exchange	8

ARTICLE 3 REPRESENTATIONS AND WARRANTIES		9

3.1	Reciprocal Representations and Warranties	9
3.2	SELLER’s Representations and Warranties	10
3.3	BUYER’s Representations and Warranties	12
3.4	Limitation as to Environmental Matters	13
3.5	Notice of Changes	13
3.6	Representations and Warranties Exclusive	13

ARTICLE 4 DISCLAIMER OF WARRANTIES		13

4.1	Title; Encumbrances	13
4.2	Condition and Fitness of the Property	14
4.3	Information About the Property	14
4.4	Subrogation of Warranties	15

ARTICLE 5 DUE DILIGENCE REVIEW OF THE PROPERTY		15

5.1	Records Review	15
5.2	Physical Inspection	15
5.3	Environmental Assessment	15
5.4	Preferential Rights and Consents to Assign	18
5.5	Title Defects	20
5.6	Casualty Losses and Government Takings	23
5.7	Termination Due to Impairments to the Property	25

ARTICLE 6 CLOSING AND POST-CLOSING OBLIGATIONS		25

6.1	Closing Date	25
6.2	Conditions to Closing	25
6.3	Closing	27
6.4	Post-Closing Obligations	28

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ARTICLE 7 ASSUMED AND RETAINED RIGHTS AND OBLIGATIONS		29

7.1	BUYER’s Rights After Closing	29
7.2	BUYER’s Obligations After Closing	29
7.3	SELLER’s Obligations After Closing	30
7.4	BUYER’s Plugging and Abandonment Obligations	31
7.5	BUYER’s Environmental Obligations	32

ARTICLE 8 INDEMNITIES		33

8.1	Definition of Claims	33
8.2	Application of Indemnities	33
8.3	BUYER’s Indemnity	34
8.4	SELLER’s Indemnity	34
8.5	Notices and Defense of Indemnified Claims	35
8.6	SELLER’s Indemnity Limit	35
8.7	NORM	36
8.8	Pending Litigation and Claims	36
8.9	Waiver of Consequential and Punitive Damages	36

ARTICLE 9 TAXES AND EXPENSES		37

9.1	Recording Expenses	37
9.2	Ad Valorem, Real Property, Personal Property and Excise Taxes	37
9.3	Severance Taxes	37
9.4	Tax and Financial Reporting	37
9.5	Sales and Use Taxes	37
9.6	Income Taxes	38
9.7	Incidental Expenses	38

ARTICLE 10 OPERATIONS PENDING AND AFTER CLOSING		38

10.1	SELLER’s Covenants Pending Closing	38
10.2	SELLER Operated Properties After Closing	39

ARTICLE 11 MISCELLANEOUS		40

11.1	Imbalances	40
11.2	Alternative Dispute Resolution	41
11.3	Survival	43
11.4	Confidentiality and Public Announcements; Preparation and Audit of Financial Statements	43
11.5	Suspense Accounts	45
11.6	SELLER’s Marks and Logos; Post-Closing Inspections	45
11.7	Notices	45
11.8	Assignment	46
11.9	Entire Agreement and Amendment	46
11.10	Successors and Assigns	46
11.11	Third Party Beneficiaries	47
11.12	Severability	47
11.13	Counterparts	47
11.14	Governing Law	47
11.15	Exhibits	47

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11.16	Waiver	47
11.17	Interpretation	48
11.18	Termination	48
11.19	Waiver of Right to Rescission	50
11.20	WAIVER OF CONSUMER RIGHTS	50

Exhibits

Exhibit A	Schedule 1 - Leases
Schedule 1A - Wells
Schedule 2 - Equipment and Off-Lease facilities
Schedule 3 - Permits and Easements
Schedule 4 - Royalty Interests
Schedule 5 - Mineral Interests
Schedule 6 - Related Contracts
Schedule 7 - Allocation of Purchase Price
Exhibit B	B-1 - SELLER’s Assignment Notice
B-2 - BUYER’s Assignment Notice
Exhibit C	Pending Litigation and Claims Affecting the Property
Exhibit D	Assignment Documents
Exhibit E	Nonforeign Affidavit
Exhibit F	Production Imbalances
Exhibit G	Tax Partnerships
Exhibit H	Taxes
Exhibit I	Material Contracts
Exhibit J	Violation of Laws
Exhibit K	Consents
Exhibit L	Preferential Rights
Exhibit M	Term Assignment
Exhibit N	Bonds

iii

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”), dated effective as of 12:00 a.m., Central time, September 1, 2014, (the “Effective Date”), is between CIMAREX ENERGY CO., a Delaware corporation, with offices at 1700 Lincoln Street, Suite 1800, Denver Colorado 80203 (“SELLER”), and PARSLEY ENERGY, L.P., a Texas limited partnership with offices at 221 West 6th Street, Suite 750, Austin, Texas 78701 (“BUYER”).

RECITALS:

SELLER owns certain producing oil and gas properties in Reagan County, Texas, together with related facilities and contractual rights, and SELLER desires to assign its interests in this property and facilities, and transfer these contractual rights.

BUYER desires to acquire SELLER’s interests in these properties, facilities and contractual rights.

Therefore, SELLER and BUYER agree to the sale and transfer of SELLER’s interests in these properties, facilities and contractual rights to BUYER on the terms and conditions set forth in this Agreement.

ARTICLE 1

PROPERTY DESCRIPTION

1.1 The Property. Subject to the terms of this Agreement, SELLER shall sell, convey and assign to BUYER and BUYER shall purchase, pay for, and accept all of SELLER’s right and title to, and interest in, and all privileges and obligations appurtenant to, the following described property rights, interests, privileges and obligations (such property rights, interests, privileges and obligations, SAVE and EXCEPT the Excluded Assets described in Section 1.2, are hereafter referred to individually and collectively as the “Property”):

1.1.1 The oil and gas leases, oil, gas and mineral leases, subleases and other leaseholds, operating rights, and any contractual rights to production relating thereto, described in Exhibit A, Schedule 1, (the “Leases”), together with each and every kind and character of right, title, claim, and interest that SELLER has in and to the Leases, the lands covered by the Leases or the lands pooled, unitized, communitized or consolidated therewith (the “Lands”);

1.1.2 All rights, obligations and interests in any unit or pooled area in which the Leases are included, to the extent that these rights, obligations and interests arise from and are associated with the Leases or Wells, including without limitation, all rights and obligations derived from any unitization, pooling, operating, communitization or other agreement or from any declaration or order of any governmental authority (the “Units”);

1.1.3 All Hydrocarbon wells (whether producing, not producing or abandoned), water source, water injection and other injection or disposal wells and systems located on or within the geographic boundaries of the Leases, and including those wells (whether or not located on or within the geographic boundaries of the Leases or the Units) described in Exhibit A, Schedule 1A (the “Wells”);

1.1.4 All equipment, facilities, flow lines, pipelines, gathering systems (other than gas plant gathering systems), well pads, caissons, platforms, tank batteries, improvements, fixtures, inventory, spare parts, tools, abandoned property and junk and other personal property necessary for the ownership and operation of the Property located on the Leases, the Units, or the Permits and Easements, together with the related off-Lease facilities, including any described in Exhibit A, Schedule 2 (the “Equipment”);

1.1.5 To the extent assignable or transferable, all easements, rights-of-way, licenses, permits, servitudes, surface leases, surface use agreements, surface fee tracts, and similar rights, obligations and interests to the extent applicable to or used in operating the Leases, Units, Wells, or Equipment, including those described in Exhibit A, Schedule 3 (the “Permits and Easements”);

1.1.6 Any royalty, overriding royalty, net profits or other oil or gas interests described in Exhibit A, Schedule 4 (the “Royalty Interests”), including all rights and obligations pertaining to the Royalty Interests under any of the Related Contracts;

1.1.7 The mineral interests described in Exhibit “A”, Schedule 5 (the “Mineral Interests”) including all rights and obligations pertaining to the Mineral Interests under any of the Related Contracts;

1.1.8 To the extent assignable or transferable, all contractual rights, obligations and interests in: (i) except as set forth in (ii) below, all agreements and contracts applicable to the Property, including unit agreements, farmout agreements, farmin agreements, and operating agreements, including without limitation, those described in Exhibit A, Schedule 6, and (ii) only those hydrocarbon sales, purchase, gathering, compression, transportation, treating, marketing, exchange, processing and fractionating agreements described in Exhibit A, Schedule 6, INSOFAR ONLY as (i) and (ii) cover and apply to any or all of the Leases, Units, Wells, Equipment, Permits and Easements and Royalty Interests (collectively, the “Related Contracts”); and

1.1.9 Subject to Section 6.4.1, all lease files, right-of-way files, well files (including well logs), production records, division order files, abstracts, title opinions, and contract files, insofar as they are directly related to any or all of the Leases, Units, Wells, Equipment, Permits and Easements, Royalty Interests and Related Contracts (the “Property Records”), and all other tangibles, movables, immovables, miscellaneous interests or other assets on the Leases.

1.2 Exclusions from the Property. The Property to be conveyed and assigned under this Agreement does not include the following, which are reserved by SELLER (the “Excluded Assets”):

1.2.1 Unless SELLER and BUYER otherwise agree in writing and enter into a separate data license agreement, (i) seismic, geological, geochemical, or geophysical data (including cores and other physical samples or materials from wells or tests) belonging to SELLER or licensed from third parties, and (ii) interpretations of seismic, geological, geochemical or geophysical data belonging to SELLER or licensed from third parties;

1.2.2 SELLER’s intellectual property used in developing or operating the Property, including without limitation, proprietary computer software, computer software licensed from third parties, patents, pending patent applications, trade secrets, copyrights, names, marks and logos;

1.2.3 SELLER’s right, title and interest in easements, rights-of-way, licenses, permits, servitudes, surface leases, surface use agreements, and similar rights, obligations and interests, to the extent they are attributable and allocable to rights and interests retained by SELLER (if any);

1.2.4 SELLER’s corporate, financial and tax records, and legal files (except title opinions, abstracts and other muniments of title), except that SELLER will provide BUYER with copies of any tax records that are necessary for BUYER’s ownership, administration or operation of the Property;

1.2.5 Notwithstanding any other provision of this Agreement to the contrary, any records or information that SELLER considers proprietary or confidential (including without limitation, employee information, internal valuation data, reservoir and field studies, future work plans, business plans, reserve reports, transaction proposals and related information and correspondence, business studies, bids and documents protected by any privilege), or which SELLER cannot legally provide to BUYER because of third party restrictions;

1.2.6 Trade credits and rebates from contractors, vendors and co-owners (including unpaid joint interest billings), and adjustments or refunds attributable to SELLER’s interest in the Property that relate to any period before the Effective Date, including without limitation, any imbalances attributable to the Property downstream of the Property or at gas processing plants and associated make-up or cash settlement rights, transportation tax credits and refunds, tariff refunds, take-or-pay claims, insurance premium adjustments, and audit adjustments under the Related Contracts;

1.2.7 Claims of SELLER for refund of or loss carry forwards with respect to (i) production, windfall profit, severance, ad valorem or any other taxes attributable to any period prior to the Effective Date, (ii) income or franchise taxes and (iii) any taxes attributable to the excluded items described in this Section 1.2;

1.2.8 Except suspense accounts paid to BUYER pursuant to Section 11.5, all deposits, cash, checks in process of collection, cash equivalents, accounts and notes receivable and other funds attributable to any periods before the Effective Date, and security or other deposits made with third parties prior to the Effective Date;

1.2.9 All proceeds, benefits, income or revenues with respect to the Property attributable to periods prior to the Effective Date;

1.2.10 All Claims arising from acts, omissions or events, or damage to or destruction of the Property before the Effective Date, and all related rights, titles, claims and interests of SELLER (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or letter of credit, or (iii) to any insurance or condemnation proceeds or awards;

1.2.11 All rights and obligations applicable to the matters listed under the section of Exhibit C entitled “SELLER’s Responsibility”;

1.2.12 All contracts for procurement of goods and services related to the Property (except for those support service contracts specifically listed as part of the Related Contracts in Exhibit A, Schedule 6);

1.2.13 All swap, futures, hedges or other derivative contracts backed by or related to the Hydrocarbons;

1.2.14 (i) Pipelines, equipment and other facilities located on the Leases, the Units or the Permits and Easements that are not associated with or used (or have never been used) in connection with the Leases or the Units; (ii) any equipment, materials spare parts, tools and other personal property that may have been previously used on the Leases, the Units or the Permits and Easements, but is presently stored or warehoused at a SELLER or third party site not located on the Property; and (iii) any gas processing plants or their associated facilities, pipelines and gathering lines, wherever located;

1.2.15 (i) Radio towers, remote terminal units, all SCADA equipment that is associated with locations other than the Property, personal computer equipment, vehicles, communication equipment (including licensed and unlicensed radios located on the Leases), and photocopy machines, wherever located, (ii) all leased vehicles and equipment for which BUYER does not assume the applicable lease under this Agreement, and (iii) all third party equipment and property located on or used in connection with the Property, including without limitation contractor equipment; and

1.2.16 SELLER’s rights under any existing contracts providing for the gathering, compression, treating, transportation, processing or sales of oil or gas produced from the Leases or Wells, other than those Related Contracts listed on Exhibit A, Schedule 6.

1.3 Ownership of Production from the Property.

1.3.1 Production Before the Effective Date.

(a) SELLER will own all merchantable oil, gas, casinghead gas, condensate, distillate and other liquid and gaseous hydrocarbons of every kind or description (“Hydrocarbons”) produced from or attributable to the Property before the Effective Date. If, on the Effective Date, Hydrocarbons produced from or attributable to the Property before the Effective Date are stored in the Lease or unit stock tanks (the “Stock Tank Oil”), or in gathering lines or production facilities upstream of the sale or custody transfer meters (or other applicable point at which the transfer of title actually occurs) of the purchaser or processor of Hydrocarbon production from or attributable to the Property (the “Pipeline Inventory”), BUYER shall purchase from SELLER the merchantable Stock Tank Oil above pipeline connections in the stock tanks and the Pipeline Inventory at the actual weighted average price received for Hydrocarbons sold from such stock tanks and pipeline sales points during the full calendar month preceding the Effective Date. If no Hydrocarbons were sold in the preceding month, the actual weighted average price received in the most recent preceding month in which sales occurred shall be used. BUYER will pay SELLER for the Stock Tank Oil and Pipeline Inventory as an adjustment to the Purchase Price at Closing, as provided in Section 2.2.

(b) The Stock Tank Oil and the Pipeline Inventory will be gauged and measured as of 7:00 a.m. local time where the Property is located on the Effective Date. SELLER and BUYER will accept the Lease or unit operator’s tank gauge readings, meter tickets or other inventory records of the Stock Tank Oil and Pipeline Inventory.

1.3.2 Production After the Effective Date. After Closing, BUYER will own all Hydrocarbons produced from or attributable to the Property on and after the Effective Date. Subject to any continuing sale obligations under the Related Contracts, BUYER may sell Hydrocarbons produced from or attributable to the Property on and after the Closing Date as it deems appropriate.

ARTICLE 2

CONSIDERATION

2.1 Purchase Price and Other Consideration.

2.1.1 Amount Due At Closing. BUYER will pay SELLER TWO HUNDRED FORTY-TWO MILLION and NO/100 DOLLARS ($242,000,000) for the Property (the “Purchase Price”), such amount to be adjusted as specified in Sections 2.1.2, 2.2 and 2.3. BUYER will assume the Assumed Obligations and provide the indemnity, bond and other agreements and covenants provided herein as the total consideration for the Property. For purposes of this Agreement and for federal income tax purposes, the Purchase Price will be allocated among the various portions of the Property and among depreciable assets and nondepreciable assets as provided in Exhibit A, Schedule 7.

2.1.2 Performance Deposit. Upon execution of this Agreement, BUYER shall pay to SELLER ten percent (10%) of the Purchase Price (U.S. $24,200,000) as a performance deposit (“Performance Deposit”) on the Property to be transferred to BUYER to assure BUYER’s performance under this Agreement. The Performance Deposit is solely to assure the performance of BUYER pursuant to the terms and conditions of this Agreement. If BUYER refuses or is unable for any reason (including failure to obtain financing) to close the transaction in accordance with the terms of this Agreement, SELLER may, at its sole option, retain the

Performance Deposit as agreed liquidated damages and not as a penalty. However, if this Agreement is terminated pursuant to the provisions of Sections 5.3 (Environmental Assessment), 5.4 (Preferential Rights and Consents to Assign), 5.5 (Title Defects), 5.6 (Casualty Losses and Government Takings), 5.7 (Termination Due to Impairments to the Property), 6.2.4 (Legal Proceedings), 6.2.6 (Release of Liens) or 11.18.2 (BUYER’s Termination Rights) of this Agreement, the Performance Deposit shall be returned to BUYER without interest within three (3) business days of such termination, free of any claims by SELLER with respect thereto. If Closing occurs, SELLER will retain and credit the Performance Deposit against the Purchase Price at Closing, in which case BUYER must pay SELLER an amount equal to the Purchase Price, adjusted as provided in Section 2.2, less the Performance Deposit.

2.2 Adjustments at Closing.

2.2.1 Preliminary Settlement Statement. At Closing, the Purchase Price will be adjusted as set forth in Sections 2.1.2, 2.2.2 and 2.2.3. No later than three (3) days prior to the Closing Date, SELLER will provide BUYER a preliminary settlement statement identifying all adjustments to the Purchase Price to be made at Closing (the “Preliminary Settlement Statement”). SELLER and BUYER acknowledge that some items in the Preliminary Settlement Statement may be estimates or otherwise subject to change in the Final Settlement Statement for the Property.

2.2.2 Upward Adjustments. The Purchase Price will be increased by the following expenses and revenues (“Upward Adjustments”):

(a) SELLER’s share of all actual production and operating costs and expenses, overhead charges under applicable operating agreements, capital expenditures paid or incurred by SELLER in connection with ownership or operation of the Property (including without limitation royalties, minimum royalties, rentals, and prepaid charges), to the extent they are attributable to the Property for the period on and after the Effective Date;

(b) SELLER’s share of any proceeds from the sale of Hydrocarbons produced from or attributable to the Property and other income from the Property received by BUYER, to the extent they are attributable to the ownership or operation of the Property before the Effective Date, and the value of the Stock Tank Oil and the Pipeline Inventory;

(c) Any rental equipment return expenses and charges resulting from this transaction relating to operation of the Property to be conveyed hereunder incurred before Closing (whether before, on or after the Effective Date) or incurred after Closing; and

(d) Any other increases in the Purchase Price specified in this Agreement or otherwise agreed in writing between SELLER and BUYER prior to or at Closing.

2.2.3 Downward Adjustments. The Purchase Price will be decreased by the following expenses and revenues (“Downward Adjustments”):

(a) SELLER’s share of all actual production and operating costs and expenses, overhead charges under applicable operating agreements, capital expenditures paid or incurred by BUYER in connection with ownership or operation of the Property (including without limitation royalties, minimum royalties, rentals, and prepaid charges), to the extent they are attributable to the Property for the period before the Effective Date;

(b) SELLER’s share (BUYER’s share after Closing) of any proceeds from the sale of Hydrocarbons produced from or attributable to the Property and other income attributable to the Property and received by SELLER, to the extent they are attributable to the ownership and operation of the Property on or after the Effective Date;

(c) SELLER’s share (BUYER’s share after Closing) of any proceeds from the sale of Stock Tank Oil and Pipeline Inventory and received by SELLER; and

(d) Any other decreases in the Purchase Price specified in this Agreement or otherwise agreed in writing between SELLER and BUYER.

2.3 Adjustments after Closing.

2.3.1 Final Settlement Statement. Within 120 days after Closing (the “Final Settlement Date”), SELLER will prepare a final settlement statement for the Property containing a final reconciliation of the adjustments to the Purchase Price specified in Section 2.2 (the “Final Settlement Statement”) and any amounts due pursuant to Section 10.2.1. However, failure of SELLER to complete the Final Settlement Statement within 120 days after Closing will not constitute a waiver of any right to an adjustment otherwise due. BUYER will have 30 days after receiving the Final Settlement Statement to provide SELLER with written exceptions to any items in the Final Settlement Statement that BUYER believes in good faith to be questionable. All items in the Final Settlement Statement to which BUYER does not take written exception within the 30-day review period will be deemed to be accepted by BUYER. SELLER shall be entitled to adjust any items in the Final Settlement Statement which are affected by BUYER’s exceptions.

2.3.2 Payment of Post-Closing Adjustments. Any adjustments to the Purchase Price (including disputed items as if they were undisputed by BUYER) will be offset against each other so that only one payment is required. The party owing payment will pay the other party the net post-Closing adjustment to the Purchase Price within 10 days after the expiration of BUYER’s 30-day review period for the Final Settlement Statement. However, the payment of any disputed items will be subject to the further rights of the parties under Section 2.3.3.

2.3.3 Resolution of Disputed Items. After the completion and delivery of the Final Settlement Statement, the parties shall negotiate in good faith to attempt to reach agreement on the amount due with respect to any disputed items in the Final Settlement Statement. If the parties agree on the amount due with respect to any disputed items, and a payment adjustment is required, the party owing payment will pay the other party within 10 days after the parties reach agreement. If the parties are unable to agree on the amount due with respect to any disputed items within 60 days after SELLER receives BUYER’s written exceptions to the Final Settlement Statement, then the parties will attempt to resolve their disagreement with respect to the disputed items pursuant to the dispute resolution procedure set forth in Section 11.2.

2.3.4 Further Revenues and Expenses. After the completion of the post-Closing adjustments under this Section 2.3, (i) if either party receives revenues that belong to the other party under this Agreement, the party receiving the revenues agrees to promptly remit those revenues to the other party, and (ii) if either party pays expenses that are the responsibility of the other party under this Agreement, the party on whose behalf the expenses were paid agrees to promptly reimburse the other party for the expenses paid on its behalf upon receiving satisfactory evidence of such payment. However, neither party will be obligated to reimburse the other party for any such expense in excess of $5,000 unless it has been consulted about that expense prior to payment.

2.4 Payment Method. Unless the parties otherwise agree in writing, all payments under this Agreement will be by wire transfer in immediately available funds to an account designated by the party receiving payment.

2.5 Principles of Accounting. The Preliminary Settlement Statement and Final Settlement Statement will be prepared in accordance with generally accepted accounting principles in the petroleum industry, and applicable laws, rules and regulations, and with reasonable supporting documentation for each item in those statements.

2.6 Reporting Value of the Property. Neither party will take any position in preparing financial statements, tax returns, reports to shareholders or governmental authorities, or otherwise, that is inconsistent with the allocation of value for the Property in Exhibit A, Schedule 7, unless the parties otherwise agree in writing. The value assigned to each portion of the Property in Exhibit A, Schedule 7 is hereafter referred to as the “Allocated Value” of that portion of the Property.

2.7 Section 1031 Exchange. SELLER and BUYER hereby agree that BUYER shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a “Qualified Intermediary” (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (“Code”). Likewise, SELLER shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary for the same purpose. In the event either party assigns its rights under this Agreement pursuant to this Section 2.7, such party agrees to notify the other party in writing of such assignment at or before Closing. If SELLER assigns its rights under this Agreement for this purpose, BUYER agrees to (i) consent to SELLER’s assignment of its rights in this Agreement in form attached hereto as Exhibit “B-1”, and (ii) pay the Purchase Price into a qualified escrow or qualified trust account at Closing as directed in writing. If BUYER assigns its rights under this Agreement for this purpose, SELLER agrees to (i) consent to BUYER’s assignment of its rights in this Agreement in the form of Exhibit “B-2”, (ii) accept the Purchase Price from the qualified escrow or qualified trust account at Closing, and (iii) at Closing, convey and assign directly to BUYER the Property upon satisfaction of the other conditions to Closing and other terms and conditions hereof. SELLER and BUYER acknowledge and agree that any assignment of this Agreement to a Qualified Intermediary shall not release either party from any of their respective liabilities and obligations to each other under this Agreement, and that neither party represents to the other that any particular tax treatment will be given to either party as a result thereof.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Reciprocal Representations and Warranties. By their execution of this Agreement, SELLER and BUYER each represent and warrant that the following statements are true and accurate as to itself, as of the execution date of this Agreement, the Effective Date and the Closing Date.

3.1.1 Legal Entity Authority. SELLER is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, is duly qualified to carry on its business in the state where the Property is located, and has all the requisite power and authority to enter into and perform this Agreement. BUYER is a limited partnership duly organized, validly existing and in good standing under the laws of its state of formation, is duly qualified to carry on its business in the state where the Property is located, and has all the requisite power and authority to enter into and perform this Agreement.

3.1.2 Requisite Approvals. Upon execution of this Agreement, it will have taken all necessary actions pursuant to its articles of incorporation, by-laws, partnership agreement and other governing documents to fully authorize (i) the execution and delivery of this Agreement and any transaction documents related to this Agreement; and (ii) the consummation of the transaction contemplated by this Agreement.

3.1.3 Validity of Obligation. This Agreement and all other transaction documents it is to execute and deliver on or before the Closing Date (i) upon execution will be duly executed by its authorized representatives; (ii) upon execution will constitute its valid and legally binding obligations; and (iii) upon execution will be enforceable against it in accordance with their respective terms.

3.1.4 No Violation of Contractual Restrictions. Its execution, delivery and performance of this Agreement does not conflict with or violate any agreement or instrument to which it is a party or by which it is bound, except any provision contained in agreements customary in the oil and gas industry relating to (i) the preferential right to purchase all or any portion of the Property; (ii) required consents to transfer and related provisions; (iii) maintenance of uniform interest provisions; and (iv) any other third-party approvals or consents contemplated in this Agreement.

3.1.5 No Violation of Other Legal Restrictions. Its execution, delivery and performance of this Agreement do not violate any law, rule, regulation, ordinance, judgment, decree or order to which it or the Property is subject.

3.1.6 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to its actual knowledge, threatened against it.

3.1.7 Brokers Fees. It has not incurred any obligation for brokers, finders or similar fees for which the other party would be liable.

3.1.8 No Restraining Litigation. There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to its knowledge, threatened, against it before any court or governmental agency that seeks substantial damages in connection with, or seeks to restrain, enjoin, materially impair or prohibit the consummation of all or part of the transaction contemplated in this Agreement.

3.2 SELLER’s Representations and Warranties. By its execution of this Agreement, SELLER represents and warrants to BUYER that the following statements are true and accurate, as of the execution date of this Agreement, the Effective Date and the Closing Date. For the purposes of this Agreement, the phrases “to SELLER’s knowledge” or “to the knowledge of SELLER” shall mean the actual knowledge of the corporate and corporate-level officers of SELLER and its Manager of Acquisitions and Divestitures after making reasonable inquiry of the Regional Manager of SELLER’s Permian Basin Region.

3.2.1 Mortgages and Other Instruments. The transfer of the Property to BUYER does not violate any covenants or restrictions imposed on SELLER by any bank or other financial institution in connection with a mortgage or other instrument, and will not result in the creation or imposition of a lien on any portion of the Property.

3.2.2 Lawsuits and Claims. As of the execution date of this Agreement, except as disclosed in Exhibit C, and limited by Section 3.4, to SELLER’s knowledge, there is no written demand or lawsuit, nor any compliance order, notice of probable violation or similar governmental action, pending or threatened before any court or governmental agency that (i) would result in a material impairment or loss of title to any part of the Property, (ii) seeks the imposition of substantial damages with respect to the Property, or (iii) would materially hinder or impede the operation of the Property.

3.2.3 Tax Partnerships. Except as set forth on Exhibit G, SELLER represents that the Property conveyed to BUYER is not subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended, or any similar state statute.

3.2.4 Taxes. Except as disclosed on Exhibit H, to SELLER’s knowledge, all Property Taxes, all Excise Taxes and all severance or other taxes measured by Hydrocarbon production from the Property that have become due and payable by SELLER have been properly paid other than any such taxes that are being contested in good faith as set forth on Exhibit H.

3.2.5 Material Contracts. Exhibit I sets forth all Related Contracts of the type described below (collectively, the “Material Contracts”):

(a) any Related Contract that (A) is a Hydrocarbon purchase and sale, gathering, transportation, processing, compression or similar contract and (B) is not terminable by SELLER or its assignee without penalty on 60 days’ or less notice;

(b) any Related Contract that is an indenture, mortgage, loan, credit or sale-leaseback, guaranty of any obligation, bonds, letters of credit or similar financial contract;

(c) any Related Contract with any Affiliate of SELLER that will be binding on BUYER after the Closing Date and will not be terminable by BUYER without penalty within 30 days’ or less notice;

(d) any Related Contract that is a swap, forward, futures or derivative transaction or option or other similar contract;

(e) any Related Contract that is a farmout agreement, participation agreement, exploration agreement, development agreement, joint operating agreement, unit agreement or similar contract;

(f) any Related Contract that is an area of mutual interest agreement or that includes non-competition restrictions or other similar restrictions on doing business, , partnership agreements (other than tax partnerships), joint venture and exploration or development program agreements relating to the Property or by which the Property is bound; and

(g) any Related Contract that is a surface use agreement or addresses the disposal of salt water generated by exploration and production activities conducted on the Property.

To SELLER’s knowledge, SELLER is not in material default under the Material Contracts.

3.2.6 No Violation of Laws. Except as set forth on Exhibit J, to SELLER’s knowledge, SELLER and its Affiliates are not, in material violation of any applicable laws with respect to the ownership and operation (where applicable) by SELLER of the Property.

3.2.7 Consents. Except (a) as set forth on Exhibit K and (b) for Preferential Rights, to SELLER’s knowledge, there are no restrictions on assignment, including requirements for consents from third parties to any assignment, (in each case) that SELLER is required to obtain in connection with the transfer of the Property by SELLER to BUYER or the consummation of the transactions contemplated by this Agreement by SELLER.

3.2.8 Preferential Rights. Except as set forth on Exhibit L, to SELLER’s knowledge, there are no Preferential Rights that are applicable to the transfer of the Property by SELLER to BUYER.

3.2.9 Term Assignment. To SELLER’s knowledge, the Term Assignment described on Exhibit M is in full force and effect, there is no existing default on the part of SELLER under such Term Assignment, and no act or omission has occurred under such Term Assignment which requires any of the interests assigned under such Term Assignment to be reassigned or revert to the assignor party thereunder.

3.2.10 Bonds. To SELLER’s knowledge, Exhibit N lists all bonds, letters of credit, and guarantees held by SELLER that are required by third parties in order for SELLER to own, and if operated by SELLER or its Affiliates, operate the Property in all respects.

3.2.11 Special Warranty of Title. Each Property is free from the claims of any Person lawfully claiming or to claim the same or any part thereof, by, through, or under SELLER or any Affiliate of SELLER, by virtue of any prior conveyance, lien or encumbrance made, done or suffered by SELLER or any Affiliate of SELLER, except for Permitted Encumbrances.

3.3 BUYER’s Representations and Warranties. By its execution of this Agreement, BUYER represents and warrants to SELLER that the following statements are true and accurate, as of the execution date of this Agreement, the Effective Date and the Closing Date.

3.3.1 Independent Evaluation. BUYER is an experienced and knowledgeable investor and operator in the oil and gas business. In making the decision to enter into this Agreement, BUYER has been advised by and has relied solely on its own expertise and legal, tax, reservoir engineering and other professional counsel concerning this transaction, the Property and the value thereof.

3.3.2 Qualification. BUYER is now or at Closing will be, and thereafter will continue to be, qualified to own and, as applicable, operate any federal oil, gas and mineral leases, and any oil, gas and mineral leases for all states in which the Property is located, including meeting all bonding requirements. Consummating the transaction contemplated in this Agreement will not cause BUYER to be disqualified or to exceed any acreage limitation imposed by law, statute or regulation.

3.3.3 Securities Laws and BUYER’s Other Dealings. BUYER has complied with all federal and state securities laws applicable to BUYER in regard to the purchase and sale of the Property and will comply with such laws if it subsequently disposes of all or any part of the Property. BUYER is acquiring the Property for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, 15 U.S.C. § 77a et seq., and any other rules, regulations, and laws pertaining to the distribution of securities. Except for traditional mortgage financing from reputable financial institutions, BUYER has not sought or solicited, nor is BUYER participating with, investors, partners (other than the owners of BUYER) or other third parties in order to fund the Purchase Price or the Performance Deposit and to close this transaction, and all funds used by BUYER in connection with this transaction are BUYER’s own funds.

3.3.4 Operator’s Bond Qualifications. BUYER is unaware of any fact or circumstance which would preclude or inhibit BUYER’s regulatory qualification to operate the Leases and Wells for which BUYER is seeking operatorship, including meeting the existing or increased state bonding or supplemental security requirements of any state authority having jurisdiction.

3.3.5 No Investment Company. BUYER is not (i) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject in any respect to the provisions of that act.

3.3.6 BUYER’s Funds. BUYER has arranged or will arrange to have available by the Closing Date sufficient funds to enable the BUYER to pay in full the Purchase Price as herein provided and otherwise to perform its obligations under this Agreement without financing that is subject to any material contingency. All funds used or provided by BUYER in connection with this transaction and Closing are BUYER’s own unrestricted funds.

3.4 Limitation as to Environmental Matters. The warranties and representations of SELLER in this Article 3 do not extend to environmental matters, permits, compliance with Environmental Laws, and environmental Claims pertaining to the ownership or operation of the Property. All liabilities and obligations of SELLER and BUYER with respect to environmental matters, permits, compliance with Environmental Laws, and environmental Claims pertaining to the ownership or operation of the Property will be governed solely and exclusively by the provisions of Sections 4.2, 4.3, 5.3, 5.7, 7.4, 7.5, and Article 8, regardless of the warranties or representations in this Article 3.

3.5 Notice of Changes. Prior to Closing, SELLER and BUYER will each give the other prompt written notice of any matter materially affecting any of their representations or warranties under this Article 3 or rendering any such warranty or representation untrue or inaccurate.

3.6 Representations and Warranties Exclusive. All representations and warranties contained in this Agreement (including without limitation those in this Article 3) are exclusive, and are given in lieu of all other representations and warranties, express or implied.

ARTICLE 4

DISCLAIMER OF WARRANTIES

4.1 Title; Encumbrances . WITHOUT LIMITING THE SPECIAL WARRANTY OF TITLE SET FORTH IN SECTION 3.2.11, SELLER WILL CONVEY THE PROPERTY TO BUYER SUBJECT TO ALL EXISTING ROYALTIES, OVERRIDING ROYALTIES, BURDENS, LIENS, ENCUMBRANCES, AND SURFACE RIGHTS, AND WITHOUT WARRANTY OF TITLE, EXPRESS, STATUTORY OR IMPLIED. WITHOUT LIMITING THE SPECIAL WARRANTY OF TITLE SET FORTH IN SECTION 3.2.11, IT IS UNDERSTOOD AND AGREED THAT ANY STATEMENT OF INTERESTS IN EXHIBIT A OF THIS AGREEMENT OR IN THE ASSIGNMENT DOCUMENTS TO BE EXECUTED AT CLOSING IS NOT A WARRANTY OR REPRESENTATION BY SELLER REGARDING SELLER’S OWNERSHIP INTEREST IN THE PROPERTY. SELLER MAKES NO REPRESENTATION REGARDING, AND SHALL HAVE NO LIABILITY FOR, ANY FAILURE TO MAINTAIN ANY LEASE OR PORTION THEREOF IN ACCORDANCE WITH ITS TERMS.

SPECIFICALLY WITH RESPECT TO THE PERMITS AND EASEMENTS, SELLER EXPRESSLY DISCLAIMS, AND BUYER HEREBY WAIVES, ALL WARRANTIES AND REPRESENTATIONS THAT SELLER OWNS THE PERMITS AND EASEMENTS, THAT THEY ARE IN FORCE AND EFFECT, THAT THEY MAY BE ASSIGNED, THAT THEY ARE CONTIGUOUS, THAT THE EQUIPMENT LIES WITHIN THE PERMITS AND EASEMENTS, OR THAT THEY GRANT THE RIGHT TO LAY, MAINTAIN, REPAIR, REPLACE, OPERATE, CONSTRUCT, OR REMOVE THE EQUIPMENT. SELLER EXPRESSLY DISCLAIMS, AND BUYER HEREBY WAIVES, ALL WARRANTIES AND REPRESENTATIONS THAT THERE ARE ANY PERMITS AND EASEMENTS IN FORCE AND EFFECT WITH RESPECT TO THE EQUIPMENT. If necessary, BUYER shall secure its own rights to operate and maintain the Equipment on the lands of others at its own expense.

4.2 Condition and Fitness of the Property. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER WILL CONVEY THE PROPERTY TO BUYER WITHOUT ANY EXPRESS, STATUTORY OR IMPLIED WARRANTY OR REPRESENTATION OF ANY KIND, INCLUDING WARRANTIES RELATING TO (i) THE CONDITION OR MERCHANTABILITY OF THE PROPERTY, (ii) THE FITNESS OF THE PROPERTY FOR A PARTICULAR PURPOSE, OR (iii) FREEDOM FROM OTHER DEFECTS. BEFORE CLOSING, BUYER HAS INSPECTED, WILL INSPECT OR HAS OR WILL HAVE BEEN GIVEN THE OPPORTUNITY TO INSPECT, THE PROPERTY AND SUBJECT TO BUYER’s RIGHTS UNDER ARTICLE 5, WILL ACCEPT THE PROPERTY “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” AND IN ITS PRESENT CONDITION AND STATE OF REPAIR. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO (i) THE VALUE, QUALITY, QUANTITY, VOLUME OR DELIVERABILITY OF ANY OIL, GAS OR OTHER MINERALS OR RESERVES (IF ANY) IN, UNDER OR ATTRIBUTABLE TO THE PROPERTY (INCLUDING WITHOUT LIMITATION PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OR DRILLING OPPORTUNITIES), (ii) GAS BALANCING OR PAYOUT ACCOUNT INFORMATION, ALLOWABLES, OR OTHER REGULATORY MATTERS, (iii) THE PHYSICAL, OPERATING, REGULATORY COMPLIANCE, SAFETY OR ENVIRONMENTAL CONDITION OF THE PROPERTY, (iv) PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR, OR (v) THE GEOLOGICAL OR ENGINEERING CONDITION OF THE PROPERTY OR ANY VALUE THEREOF.

4.3 Information About the Property. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND WITHOUT LIMITING THE SPECIAL WARRANTY OF TITLE SET FORTH IN SECTION 3.2.11, THE PARTIES EACH DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENTS OR COMMUNICATIONS (ORALLY OR IN WRITING) TO THE OTHER PARTY (INCLUDING, BUT NOT LIMITED TO, ANY INFORMATION CONTAINED IN ANY OPINION, INFORMATION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO ANY SUCH PARTY BY ANY EMPLOYEE, OFFICER, DIRECTOR, AGENT, CONSULTANT, ENGINEER OR ENGINEERING FIRM, TRUSTEE, REPRESENTATIVE, PARTNER, MEMBER, BENEFICIARY, STOCKHOLDER OR CONTRACTOR OF SUCH DISCLAIMING PARTY OR ITS AFFILIATES) WHEREVER AND HOWEVER MADE, INCLUDING THOSE MADE IN ANY DATA ROOM AND ANY SUPPLEMENTS OR AMENDMENTS THERETO OR DURING ANY NEGOTIATIONS WITH RESPECT TO THIS AGREEMENT OR ANY CONFIDENTIALITY AGREEMENT PREVIOUSLY EXECUTED BY THE PARTIES WITH RESPECT TO THE PROPERTY. WITHOUT LIMITING THE SPECIAL WARRANTY OF TITLE SET FORTH IN SECTION 3.2.11, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE PROPERTY. ANY DATA, INFORMATION OR OTHER RECORDS FURNISHED BY SELLER ARE PROVIDED TO BUYER AS A CONVENIENCE AND BUYER’S RELIANCE ON OR USE OF THE SAME IS AT BUYER’S SOLE RISK.

4.4 Subrogation of Warranties. To the extent transferable, SELLER will give and grant to BUYER, its successors and assigns, full power and right of substitution and subrogation in and to all covenants and warranties (including warranties of title) given or made with respect to the Property or any part thereof by preceding owners, vendors, or others, excluding, however, SELLER or any Affiliate of SELLER.

ARTICLE 5

DUE DILIGENCE REVIEW OF THE PROPERTY

5.1 Records Review. To allow BUYER to confirm SELLER’s title and conduct other due diligence with respect to the Property, SELLER shall make available to BUYER, and BUYER’s authorized representatives, at reasonable times from and after the execution date of this Agreement and up to and including the Closing Date, during normal business hours, all contract, land, lease, and operational records, to the extent such data and records are in SELLER’s possession and relate to the Property. With SELLER’s permission (not to be unreasonably withheld), BUYER may photocopy such records at its sole expense. BUYER shall keep confidential all information made available to BUYER until the later of the Closing Date or the Effective Date. Any confidentiality agreement previously executed by SELLER and BUYER with respect to the Property will continue in force until the Closing Date. BUYER shall take all reasonable steps necessary to ensure that BUYER’s authorized representatives comply with the provisions of this Section 5.1 and any confidentiality agreement in effect.

5.2 Physical Inspection. Before Closing, (a) with respect to that portion of the Property operated by SELLER, SELLER will permit BUYER and its representatives, at their sole risk and expense, to conduct reasonable inspections of the Property at times approved by SELLER, and (b) with respect to that portion of the Property not operated by SELLER, SELLER will attempt to obtain access to the Property, in accordance with the applicable operating agreements, for BUYER and its representatives, at their sole risk and expense, to conduct reasonable inspections of the Property subject to the terms and conditions required by the operator of the Property. BUYER shall repair any damage to the Property resulting from its inspection and shall indemnify, defend and hold SELLER harmless from and against any and all Claims arising from BUYER inspecting and observing the Property and SELLER’s records pursuant to this Article 5, including, without limitation, (a) Claims for personal injuries to or death of employees of the BUYER, its contractors, agents, consultants and representatives, and damage to the property of BUYER or others acting on behalf of BUYER, regardless of whether such Claims arise out of or result in whole or in part, from the condition of the Property or SELLER’s (or its employees’, agents’, contractors’, successors’ or assigns’) sole or concurrent negligence, strict liability or fault, and (b) Claims for personal injuries to or death of employees of SELLER or third parties, and damage to the property of SELLER or third parties, to the extent caused by the negligence, gross negligence or willful misconduct of BUYER.

5.3 Environmental Assessment.

5.3.1 Inspection. Prior to Closing, BUYER will have the right to conduct a Phase I environmental assessment of the Property, subject to the terms set forth in Section 5.2. However, the Phase I environmental assessment must be conducted by an agent or representative of BUYER (the “Inspector”) reasonably acceptable to both SELLER and BUYER. For purposes of this Agreement, a “Phase I environmental assessment” means (i) a review of SELLER’s and the government’s environmental records, (ii) the submission of pre-inspection questionnaires to SELLER, (iii) a site visit to visually inspect the Property, (iv) interviews with corporate and site personnel of SELLER, and (v) and other information gathering and evaluation deemed necessary by BUYER to evaluate the environmental condition of the Property. A Phase I environmental assessment does not include soil or groundwater sampling or subsurface testing of any kind; provided that, in the event BUYER reasonably requests such sampling or testing with respect to a Property and such sampling or testing is denied, at BUYER’s option, such Property shall be retained by SELLER and the Purchase Price shall be reduced by the Allocated Value of such Property.

5.3.2 Inspection Results. Each party will be entitled to receive a copy of the Inspector’s final Phase I inspection results for the Property, including without limitation all final written reports, data and conclusions of the Inspector. BUYER agrees not to disclose the Phase I inspection results for the Property, or any SELLER information reviewed during the Phase I inspection, to third parties without the agreement of SELLER, except (a) as required by law or by the order of a court or regulatory agency, and (b) BUYER may disclose the Phase I results to any lender or equity partners providing funding to BUYER or to BUYER’s insurance carriers. This confidentiality obligation shall be effective until the Closing Date. If Closing does not occur, BUYER shall promptly deliver to SELLER all environmental documents received from SELLER or the Inspector.

5.3.3 Notice of Adverse Environmental Conditions. Prior to Closing, BUYER will review the inspection results for the Property and determine, based on those results and such other information as may be available to BUYER if any Adverse Environmental Conditions exist with respect to the Property. No later than five (5) business days before Closing, BUYER will notify SELLER in writing of any Adverse Environmental Condition with respect to the Property. Such notice shall describe in reasonable detail the Adverse Environmental Condition, include all data and information in BUYER’s and the Inspector’s possession or control bearing thereon, and include the estimated Environmental Defect Value attributable thereto. The “Environmental Defect Value” attributable to any Adverse Environmental Condition will be the estimated amount of all reasonable costs and Claims net to SELLER’s interest in the allegedly affected portion of the Property associated with the existence, remediation, correction, elimination or cure of the Adverse Environmental Condition, as reasonably determined and estimated by the Inspector on a current cost basis. “Adverse Environmental Condition” means and includes, with respect to any portion of the Property (i) the failure of the Property to be in compliance with applicable Environmental Laws, or any contract or agreement relating to the environmental condition of the Property (except to the extent such noncompliance with an agreement or contract was previously waived by the other party or is barred by the statute of limitations) or the current owner of the Property does not have standing to assert a claim for non-compliance, (ii) the Property being subject to any agreements, consent orders, decrees, or judgments, in existence at such time based on any Environmental Laws that negatively impact the future use of any material portion of the Property, or that require any change in the present conditions of any of the Property, or (iii) the Property being subject to any uncured remedial or corrective action obligation imposed under any applicable Environmental Laws, including any requirement to install and operate any pollution control equipment, obtain permits, or perform reporting obligations; provided, however, that no individual matter shall be deemed to be or constitute an

Adverse Environmental Condition unless the Environmental Defect Value for such matter exceeds $100,000, net to SELLER’s interest in the allegedly affected portion of the Property. The term “Environmental Laws” means any statute, law, ordinance, rule, regulation, code, order, judicial writ, injunction, or decree issued by any federal, state, or local governmental authority in effect on or before the Effective Date relating to the control of any pollutant or protection of the air, water, land, or environment or the release or disposal of hazardous materials, hazardous substances or waste materials or the remediation of contamination.

5.3.4 Remedies for Uncured, Unwaived Adverse Environmental Conditions. If BUYER notifies SELLER of any Adverse Environmental Condition as provided in Section 5.3.3, and SELLER refuses or is unable to cure the Adverse Environmental Condition before Closing, BUYER and SELLER will have the following rights and remedies with respect to the uncured Adverse Environmental Condition(s) in the Property, unless the parties otherwise agree in writing. The term “cure” or “curative” means, with respect to any Adverse Environmental Condition, the undertaking and completion of those actions and activities necessary to remediate, correct, eliminate or cure such Adverse Environmental Condition to the degree necessary such that such Adverse Environmental Condition no longer constitutes an Adverse Environmental Condition as defined above.

(a) BUYER may waive the uncured Adverse Environmental Condition and proceed with Closing without adjustment to the Purchase Price.

(b) If the collective Title Defect Values and Environmental Defect Values of uncured, unwaived Title Defects and uncured, unwaived Adverse Environmental Conditions are less than or equal to two percent (2%) of the Purchase Price (the “Deductible Amount”), the parties will be obligated to proceed with Closing as to all of the Property without curative action by SELLER with respect to such Title Defects and Adverse Environmental Conditions and without adjustment to the Purchase Price.

(c) If the collective Title Defect Values and Environmental Defect Values of uncured, unwaived Title Defects and uncured, unwaived Adverse Environmental Conditions exceeds the Deductible Amount, SELLER, at its option, may (1) exclude all or any portion of the affected Well(s), Lease(s) or Unit(s) until the collective Title Defect Values and Environmental Defect Values affecting the remaining unexcluded Property are less than or equal to the Deductible Amount, in which case the Purchase Price will be reduced by the Allocated Value of the excluded Lease(s) or Unit(s) and the parties will be obligated to proceed with Closing as to the remainder of the Property without curative action by SELLER, (2) reduce the Purchase Price by the amount of the collective Title Defect Values and Environmental Defect Values in excess of the Deductible Amount, in which case the parties will be obligated to proceed with Closing as to all of the Property without curative action by SELLER, or (3) apply any combination of the above whereby the Purchase Price is reduced to the extent necessary for the collective Title Defect Values and Environmental Defect Values in the unexcluded Property to become less than or equal to the Deductible Amount.

(d) In addition to the rights and remedies set forth in subparts (a) through (c) of this Section 5.3.4, SELLER and BUYER will have the termination rights set forth in Section 5.7.

5.3.5 Exclusive Remedy. The remedies set forth in this Section 5.3 are the sole and exclusive remedies of BUYER with respect to any Adverse Environmental Condition (and all Environmental Obligations arising out of any such Adverse Environmental Condition) attributable to SELLER’s ownership, operation or the condition of the Property prior to the Effective Date, regardless of whether BUYER notifies SELLER of any such Adverse Environmental Condition. SELLER shall have no liability to BUYER for any such Adverse Environmental Condition (or its related Environmental Obligations) if BUYER fails to notify SELLER as provided in Section 5.3.3.

5.4 Preferential Rights and Consents to Assign.

5.4.1 Notices to Holders.

(a) If SELLER’s right to convey any of the Property to BUYER is subject to third party preferential purchase rights, rights of first refusal, or similar rights (collectively, “Preferential Rights”), or third party consents to assign or similar rights, excluding consents ordinarily obtained after Closing (“Consents”), SELLER shall (i) notify the holders of the Preferential Rights and Consents that it intends to transfer the Property to BUYER, (ii) provide them with any information about the transfer of the Property to which they are entitled, and (iii) in the case of Consents, request the holders of the Consents to consent to the assignment of the affected Property to BUYER, in each case, within five (5) business days after the execution date of this Agreement.

(b) At or before Closing, SELLER shall notify BUYER whether (i) any Preferential Rights are exercised or waived, (ii) any Consents are granted or denied or cannot be obtained before Closing, or (iii) the requisite time periods have elapsed and any Preferential Rights are deemed waived or Consents deemed given by the lapse of such requisite time periods under the applicable agreements.

(c) If any Preferential Rights are exercised, the portion of the Property burdened by the exercised Preferential Right shall be excluded, and the Purchase Price shall be adjusted by the Allocated Value of the excluded portion of the Property. SELLER will not be liable to BUYER if any Preferential Rights are exercised, or any Consents are denied, except for the Purchase Price adjustment herein provided. BUYER shall be obliged to close on all other portions of the Property, subject to Section 5.4.2.

(d) Upon SELLER’s receipt of all responses to its notices to Preferential Rights holders under Section 5.4.1(a), or such holders’ requisite response times have elapsed, if the portion of the Property to be excluded pursuant to Section 5.4.1(c) exceeds 30% (thirty percent) of the Purchase Price, SELLER shall notify BUYER of the portions of the Property to be excluded pursuant to Section 5.4.1(c) and the Allocated Value thereof. Upon receipt of such notice, BUYER may terminate this Agreement, and neither party will have any further obligation to conclude the transfer of the Property under this Agreement. In order to exercise this termination right, BUYER must give SELLER notice of its intention to terminate within four (4) business days following the day on which BUYER receives SELLER’s notice under this Section 5.4.1(d).

5.4.2 Remedies before Closing.

(a) Preferential Rights. If before Closing, any Preferential Right has not been waived or exercised in accordance with the terms, and the time period for such exercise has not expired, the parties shall proceed to Closing as to the portion of the Property burdened by such Preferential Rights, subject to the further obligations of BUYER set forth in Section 5.4.3(a) in the event such Preferential Rights are ultimately exercised.

(b) Consents. If SELLER is unable before Closing to obtain the required Consents, then as the sole pre-Closing and Closing remedy for same:

(i) SELLER and BUYER by agreement may proceed with Closing as to the portion of the Property affected by the unobtained Consents, subject to the further obligations of SELLER and BUYER set forth in Section 5.4.3(b) in the event that such Consents are ultimately denied after Closing; or

(ii) If the parties do not agree to proceed with Closing under Section 5.4.2(b)(i), then with respect to any portion of the Property affected by an unobtained Consent, either SELLER or BUYER may exclude the affected portion of the Property from the transaction under this Agreement, adjust the Purchase Price by the Allocated Value of the excluded portion of the Property, and proceed with Closing as to the remainder of the Property. If the unobtained Consents affect all or a portion of a unitized, communitized or pooled Property, for purposes of this clause, the affected portion of the Property shall be deemed to be the entire unitized, communitized or pooled Property. If the affected portion of the Property was excluded at Closing, but SELLER obtains such Consent on or before the Final Settlement Date, SELLER shall convey the affected portion of the Property to BUYER, effective as of the Effective Date, and BUYER shall pay to SELLER the Allocated Value of the affected portion of the Property, adjusted pursuant to Section 2.2. If SELLER has not obtained such Consent as of such date, the affected portion of the Property shall be deemed to be an Excluded Asset.

5.4.3 Remedies After Closing.

(a) Preferential Rights. After Closing, if (i) any holder of Preferential Rights has alleged or alleges improper notice of sale, (ii) SELLER or BUYER discover, or any third party alleges, the existence of additional Preferential Rights, or (iii) the time period for exercise of any Preferential Right did not expire before Closing, SELLER and BUYER will attempt to obtain waivers of those Preferential Rights. If SELLER and BUYER are unable to obtain waivers of such Preferential Rights, and such Preferential Rights are not deemed waived, or the third party ultimately establishes and exercises its rights, then BUYER shall satisfy all such Preferential Rights obligations and SHALL INDEMNIFY, DEFEND AND HOLD SELLER HARMLESS from and against any and all Claims arising from or related to BUYER’s satisfaction of any such Preferential Rights obligations. BUYER shall be entitled to receive (and SELLER hereby assigns to BUYER all of SELLER’s rights to) all proceeds, without interest, to be received by SELLER from such third party, in connection with the sale, due to an exercise of Preferential Rights, of any portion of the Property BUYER was to receive under this Agreement. BUYER’s receipt of proceeds from the sale of the affected Property shall be BUYER’s sole remedy if Preferential Rights are established and exercised after Closing.

(b) Consents. After Closing, BUYER shall attempt to obtain any unobtained Consents, including Consents alleged by third parties or identified after Closing, and SELLER shall provide reasonable assistance to BUYER. If BUYER is unable to obtain such Consents on or before the Final Settlement Date, and such unobtained Consents deny the affected portion of the Property to BUYER, then, as its sole remedy for the unobtained Consents, BUYER will elect either: (i) SELLER and BUYER shall rescind the assignment of the affected portion of the Property after which SELLER shall pay BUYER the Allocated Value of the affected portion of the Property, without interest, and BUYER shall immediately reassign the affected portion of the Property to SELLER effective as of the Final Settlement Date, free of all liens, burdens, claims, and encumbrances arising by, through or under BUYER, or (ii) BUYER shall retain ownership of the affected portion of the Property and SHALL INDEMNIFY, DEFEND AND HOLD SELLER HARMLESS from all Claims arising out of or resulting from such unobtained Consents, and there shall be no further adjustment to the Purchase Price.

5.4.4 Indemnity. The foregoing indemnities in Sections 5.4.3(a) and (b) shall be subject to and interpreted in accordance with Sections 8.1, 8.2, 8.5, 8.6 and 8.9.

5.5 Title Defects.

5.5.1 Certain Definitions.

(a) Title Defects. For the purposes of this Agreement, a “Title Defect” means any impairment, encumbrance, lien, encroachment, irregularity, defect in, or dispute concerning SELLER’s title to any of the Property, and that would:

(i) Reduce, impair or prevent BUYER from receiving payment from the purchasers of production from such Property;

(ii) Reduce BUYER’s net revenue interest in all or a portion of such Property below the net revenue interest that is attributable thereto and set forth in the applicable Schedule to Exhibit A;

(iii) Increase BUYER’s working interest in all or a portion of such Property above the net revenue interest that is attributable thereto and set forth in the applicable Schedule to Exhibit A without a corresponding and proportionate increase in net revenue interest;

(iv) Reduce BUYER’s number of Net Acres in all or a portion of such Property below the number of Net Acres that is attributable thereto and set forth in the applicable Schedule to Exhibit A (the amount of such Title Defects shall be the product of the Allocated Value of such Property, multiplied by a fraction, (A) the numerator of which is an amount equal to the remainder of (1) the Net Acres for such portion of the Property set forth in the applicable Schedule to Exhibit A minus (2) the Net Acres for such Property owned by SELLER, and (B) the denominator of which is the Net Acres for such portion of the Property set forth in the applicable Schedule to Exhibit A);

(v) Restrict or extinguish BUYER’s right to use such Property as owner, lessee, licensee or permittee, as applicable; or

(vi) Result in such Property being subject to any lien or encumbrance other than Permitted Encumbrances.

Notwithstanding the foregoing, the following shall not be considered Title Defects: (a) any individual matter described above having a Title Defect Value of $100,000 or less, net to the reduction of SELLER’s net revenue interest in the affected portion of the Property, (b) any matter based solely on lack of information or documents in SELLER’s files, and (c) any Adverse Environmental Condition, Production Imbalances, or Permitted Encumbrance, Consents or Preferential Rights. “Net Acre” shall mean, as calculated separately with respect to each Property described in the applicable Schedule to Exhibit A, (1) the number of gross acres in the lands covered by such Property, multiplied by (2) the lessor’s undivided percentage interest in oil or gas covered by such Property in such lands, multiplied by (3) SELLER’s working interest in such Property; provided that, if items (2) and/or (3) vary as to different areas of such lands covered by such Property, a separate calculation in accordance herewith shall be performed for each such area as if it were a separate Property.

(b) Permitted Encumbrances. The term “Permitted Encumbrance” means:

(i) Any materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’, or other similar liens, security interests or charges for liquidated amounts arising in the ordinary course of business incidental to construction, maintenance, development, production or operation of the Property, or the production or processing of Hydrocarbons therefrom, that are not delinquent or, if delinquent, are being contested in good faith by appropriate proceedings;

(ii) The presence or lack of production sales contracts; division orders; contracts for sale, purchase, exchange, refining, processing or fractionating of hydrocarbons; compression agreements; equipment leases; surface leases; unitization and pooling designations, declarations, orders and agreements; processing agreements; plant agreements; pipeline, gathering, and transportation agreements; injection, repressuring, and recycling agreements; salt water or other disposal agreements; seismic or geophysical permits or agreements; and any and all other agreements which are ordinary and customary in the oil and gas exploration, development, or extraction business, or in the business of processing of gas and gas condensate production for the extraction of products therefrom, to the extent such presence or lack of contracts does not operate to reduce the net revenue interest of SELLER in such Property below that specified in the applicable Schedule to Exhibit A;

(iii) Any liens for taxes not yet delinquent or, if delinquent, that are being contested in good faith by appropriate proceedings;

(iv) Any liens or security interests created by law or reserved in oil, gas and/or mineral leases for royalty, bonus or rental or for compliance with the terms of any Property;

(v) Any easements, rights-of-way, servitudes, permits, licenses, surface leases and other rights with respect to surface operations, to the extent such matters do not interfere in any material respect with SELLER’s operation of the portion of the Property burdened thereby;

(vi) All royalties, overriding royalties, net profits interests, carried interests, reversionary interests and other burdens, to the extent that the net cumulative effect of such burdens, as to a particular Property, does not operate to reduce the net revenue interest of SELLER in such Property below that specified in the applicable Schedule to Exhibit A;

(vii) Conventional rights of reassignment arising upon surrender or abandonment of any Property;

(viii) Rights reserved to or vested in any governmental authority to control or regulate any of the Wells or Units included in the Property and all applicable laws, rules, regulations and orders of such authorities so long as the same have not been applied to decrease SELLER’s net revenue interest below the net revenue interest specified in the applicable Schedule to Exhibit A; and

(ix) Any failure to maintain any Lease or portion thereof in accordance with its terms to the extent such failure does not decrease SELLER’s net revenue interest below the net revenue interest specified in the applicable Schedule to Exhibit A.

5.5.2 Notice of Title Defects. BUYER will review title to the Property prior to Closing and notify SELLER in writing of any Title Defect it discovers as soon as reasonably practicable after its discovery, but in no event less than five (5) business days before the Closing Date. Such notice shall describe in reasonable detail the Title Defect, including BUYER’s reasonable estimate of the reduction in the Allocated Value of the portion of the Leases(s) or Unit(s) affected by the Title Defect (the “Title Defect Value”), and include all data and information in BUYER’s possession or control bearing thereon. BUYER will be deemed to have conclusively waived any Title Defect about which it fails to notify SELLER in writing at least five (5) business days before the Closing Date.

5.5.3 Request to Cure Title Defects. If BUYER notifies SELLER of a Title Defect as provided in Section 5.5.2, BUYER may request SELLER to cure the Title Defect, but SELLER will have no obligation to cure any Title Defect. If SELLER agrees to attempt to cure a Title Defect, SELLER must cure the Title Defect before Closing, unless the parties otherwise agree in writing.

5.5.4 Remedies for Uncured, Unwaived Title Defects. If BUYER notifies SELLER of any Title Defect as provided in Section 5.5.2, and SELLER refuses or is unable to cure the Title Defect before Closing, then BUYER and SELLER will have the following rights and remedies with respect to the uncured Title Defect(s) in the Property, unless the parties otherwise agree in writing.

(a) BUYER may waive the uncured Title Defect and proceed with Closing without adjustment to the Purchase Price.

(b) If the collective Title Defect Values and Environmental Defect Values of uncured, unwaived Title Defects and uncured, unwaived Adverse Environmental Conditions are less than or equal to the Deductible Amount, SELLER and BUYER will be obligated to proceed with Closing as to all of the Property without curative action by SELLER with respect to such Title Defects and Adverse Environmental Conditions and without adjustment to the Purchase Price.

(c) If the collective Title Defect Values and Environmental Defect Values of uncured, unwaived Title Defects and uncured, unwaived Adverse Environmental Conditions exceeds the Deductible Amount, SELLER, at its option, may (1) exclude all or any portion of the affected Lease(s) or Unit(s) until the collective Title Defect Values and Environmental Defect Values affecting the remaining unexcluded Property are less than or equal to the Deductible Amount, in which case the Purchase Price will be reduced by the Allocated Value of the excluded Lease(s) or Unit(s) and the parties will be obligated to proceed with Closing as to the remainder of the Property without curative action by SELLER, (2) reduce the Purchase Price by the amount of the collective Title Defect Values and Environmental Defect Values in excess of the Deductible Amount, in which case the parties will be obligated to proceed with Closing as to all of the Property without curative action by SELLER, or (3) apply any combination of the above whereby the Purchase Price is reduced to the extent necessary for the collective Title Defect Values and Environmental Defect Values in the unexcluded Property to become less than or equal to the Deductible Amount.

(d) In addition to the rights and remedies set forth in subparts (a) through (c) of this Section 5.5.4, SELLER and BUYER will have the termination rights set forth in Section 5.7.

5.5.5 Exclusive Remedy. The remedies set forth in this Section 5.5 are BUYER’s exclusive remedies under this Agreement for all Title Defects, and SELLER shall have no other liability to BUYER with respect to Title Defects.

5.5.6 Interest Additions. If it is determined prior to Closing that SELLER owns a net revenue interest in any of the Property that is greater than the net revenue interest set forth in the applicable Schedule to Exhibit A, SELLER will be entitled to an Upward Adjustment to the Purchase Price pursuant to Section 2.2.2(d) calculated as follows:

Actual NRI divided by NRI stated on Exhibit A, Schedule 1, minus one times the Allocated Value of the affected interest equals the Upward Adjustment.

Provided that, SELLER shall be entitled to an Upward Adjustment under this Section 5.5.6 only to the extent that the total of all such Upward Adjustments under this Section 5.5.6 exceeds $100,000.

5.6 Casualty Losses and Government Takings.

5.6.1 Notice of Casualty Losses and Government Takings. If, prior to the Closing Date, all or part of the Property is damaged or destroyed by fire, flood, storm, or other accident (“Casualty Loss”), or is taken in condemnation or under the right of eminent domain, or if proceedings for such purposes shall be pending or threatened (“Government Taking”), SELLER must promptly notify BUYER in writing of the nature and extent of the Casualty Loss or Government Taking and SELLER’s good faith estimate of the cost required to repair or replace that portion of the Property affected by the Casualty Loss or value of the Property taken by the Government Taking. Notwithstanding the foregoing, no individual matter described above shall be deemed to be or constitute a Casualty Loss or a Government Taking unless the estimate of the cost required to repair or replace that portion of the Property affected by the Casualty Loss or value of the Property taken by the Government Taking for such matter exceeds $2,420,000, net to SELLER’s interest in the affected portion of the Property, and no Casualty Loss or Government Taking will be considered a Title Defect under Section 5.5.

5.6.2 Remedies for Casualty Losses and Government Takings. With respect to Casualty Losses to or Government Takings of the Property that occur prior to the Closing, SELLER and BUYER will have the following rights and remedies:

(a) If the sum of the reasonably estimated cost to repair or replace the portion of any Property affected by a Casualty Loss or the Allocated Value of any Property taken in any Government Taking is less than $2,420,000, the Purchase Price will be adjusted downward by such sum.

(b) If, on or before the Closing Date, one or more Casualty Losses or Government Takings have occurred with respect to all or a portion of the Property, and the sum of the reasonably estimated cost to repair or replace the portion of the Property affected by the Casualty Loss or the Allocated Value of the affected Property taken in any Government Taking equals or exceeds $2,420,000, then either SELLER or BUYER may exclude the affected portion of the Property, in which case the Purchase Price will be reduced by the Allocated Value of the affected portion of the Property, and the parties will be obligated to proceed with Closing as to the remainder of the Property.

(c) In addition to the remedies set forth in subparts (a) and (b) of this Section 5.6.2, SELLER and BUYER will have the termination rights in connection with Casualty Losses and Government Takings set forth in Section 5.7.

5.6.3 Insurance Proceeds and Settlement Payments. If SELLER and BUYER adjust the Purchase Price of the Property due to a Casualty Loss or Government Taking, and proceed with Closing, SELLER will be entitled to (i) all insurance proceeds payable to SELLER with respect to any such Casualty Loss, (ii) all sums paid to SELLER or BUYER by third parties by reason of any such Casualty Loss, and (iii) all compensation paid to SELLER or BUYER with respect to any such Government Taking.

5.6.4 Change in Condition. BUYER will assume all risk and loss with respect to, and any change in the condition of the Property from and after the Effective Date, including production of Hydrocarbons through normal depletion, the watering-out, casing collapse or sand infiltration of any well, the depreciation of personal property through ordinary wear and tear, and changes arising from operations conducted by SELLER in accordance with Article 10. None of the events or conditions set forth in this Section 5.6.4 will be considered a Casualty Loss with respect to the Property, nor will they be cause for any other reduction in the Purchase Price, or give rise to any right to terminate this Agreement.

5.7 Termination Due to Impairments to the Property.

5.7.1 Right to Terminate. If the Allocated Value of all Property to be excluded from the transaction contemplated by this Agreement due to (a) Title Defects and Adverse Environmental Conditions which were timely asserted by BUYER and which remain uncured and unwaived and any Property excluded pursuant to the last sentence of Section 5.3.1, (b) Casualty Loss and (c) Government Taking exceeds twenty percent (20%) of the Purchase Price, either SELLER or BUYER may terminate this Agreement, and neither party will have any further obligation to conclude the transfer of the Property under this Agreement; provided, however, that BUYER’s indemnity obligations under Sections 8.3.3, 8.3.4, and 8.3.5 shall survive such termination.

5.7.2 Notice of Termination. Any party exercising a right of termination under this Section 5.7 must notify the other party in writing no later than one (1) business day before the Closing Date of its election to terminate this Agreement.

ARTICLE 6

CLOSING AND POST-CLOSING OBLIGATIONS

6.1 Closing Date. The actions and events described in Section 6.3 are the “Closing” of this transaction, which shall be held beginning at 9:00 a.m. local time at SELLER’s offices located in Denver, Colorado (a) on September 30, 2014 or (b) on such earlier or later date or at such other place as the parties agree in writing (“Closing Date”). Time is of the essence in the performance of this Agreement. All events of Closing shall each be deemed to have occurred simultaneously with the other, regardless of when actually occurring, and each shall be a condition precedent to the other. If the Closing occurs, all conditions of Closing shall be deemed to have been satisfied or waived (but SELLER’s and BUYER’s warranties and representations shall not be waived and shall survive the Closing, to the extent provided in Section 11.3).

6.2 Conditions to Closing. Each of SELLER and BUYER will not be obligated to close the transaction described in this Agreement, and each will have the right to terminate this Agreement, unless each of the conditions to its performance set forth in this Section 6.2 is satisfied as of the Closing Date, or it waives in whole or part any such condition to its performance that is unsatisfied as of the Closing Date. If a party elects to terminate this Agreement because a condition to its performance is not satisfied, the terminating party must give the other party written notice of termination on or before the Closing Date, after which neither party will have any further obligation to conclude the transfer of the Property under this Agreement. The inclusion in this Agreement of conditions to SELLER’s and BUYER’s obligations at Closing shall not, in and of itself, constitute a covenant of either SELLER or BUYER to satisfy the conditions to the other party’s obligations at Closing.

6.2.1 Representations and Warranties.

(a) SELLER will not be obligated to close if, as of the Closing Date, any matter represented or warranted in Sections 3.1 and 3.3 by the BUYER is untrue or inaccurate in any material respect (and, in all respects, in the case of representations and warranties which are qualified by materiality).

(b) BUYER will not be obligated to close if, as of the Closing Date, any matter represented or warranted in Sections 3.1 and 3.2 by the SELLER is untrue or inaccurate in any material respect (and, in all respects, in the case of representations and warranties which are qualified by materiality).

6.2.2 Performance of Obligations.

(a) SELLER will not be obligated to close if, as of the Closing Date, BUYER has not performed all material obligations under this Agreement that BUYER is required to perform on or before Closing.

(b) BUYER will not be obligated to close if, as of the Closing Date, SELLER has not performed all material obligations under this Agreement that SELLER is required to perform on or before Closing.

6.2.3 Officer’s Certificate.

(a) SELLER will not be obligated to close if, as of the Closing Date, BUYER has not delivered to SELLER a certificate dated as of the Closing Date, executed by a duly authorized officer of BUYER, to the effect that the conditions set forth in Section 6.2.1(a) and 6.2.2(a) have been satisfied.

(b) BUYER will not be obligated to close if, as of the Closing Date, SELLER has not delivered to BUYER a certificate dated as of the Closing Date, executed by a duly authorized officer of SELLER, to the effect that the conditions set forth in Section 6.2.1(b) and 6.2.2(b) have been satisfied.

6.2.4 Legal Proceedings. Neither party will be obligated to close if, as of the Closing Date, any suit or other proceeding is pending or threatened before any court or governmental agency seeking to restrain, prohibit, or declare illegal, or seeking substantial damages in connection with, the transaction that is the subject of this Agreement.

6.2.5 Insurance. SELLER will not be obligated to close if BUYER, as of the Closing Date, does not have insurance providing the following minimum insurance coverages with limits of liability of not less than those set out below:

(a) Insurance which shall comply with all applicable Workers’ Compensation and Occupational Disease Laws and which shall cover all of the BUYER’s employees performing any work or activities as to the Property;

(b) Commercial General Liability Insurance (including contractual liability coverage) with a combined bodily injury and property damage limit of not less than $1,000,000 per occurrence, together with liability insurance as applicable to cover the risks denoted in Section 8.3.1 and 8.3.2.

Such insurance shall include coverage for all liability assumed by BUYER under the terms of this Agreement with limits not less than those set out above. As to all liability insurance policies (other than the insurance described in clause (a) above), SELLER shall be named as an additional insured to the extent of BUYER’s liabilities and obligations hereunder. All such insurance of BUYER hereunder shall be written on policy forms and by insurance companies reasonably acceptable to SELLER. Upon request, BUYER shall furnish SELLER with certificates of insurance on forms approved by SELLER, listing all such insurance policies. All such certificates must be signed by authorized representatives of the insurance companies and must provide for not less than ten (10) days prior written notice to SELLER in the event of cancellation or material change affecting SELLER’s interest. BUYER shall ensure that it and its contractors’ insurers waive all rights of recovery or subrogation against SELLER, its parent, subsidiaries, affiliates, agents, directors, officers, employees, servants, co-lessees or co-venturers. Neither failure to comply, nor full compliance with the insurance provisions of this Agreement, shall limit or relieve BUYER from its indemnity obligations in accordance with this Agreement.

6.2.6 Release of Liens. BUYER will not be obligated to close if, as of the Closing Date, SELLER has not released, or not caused to be released, all liens and security interests securing indebtedness for borrowed monies burdening the Property, or SELLER has not provided evidence of such releases in form and substance reasonably satisfactory to BUYER.

6.3 Closing. At Closing, the following events shall occur and SELLER and BUYER shall execute, acknowledge (if necessary), and exchange, as applicable, the following items:

(a) Both parties at Closing shall execute a closing statement evidencing the amounts to be wire transferred into the accounts of each receiving party at Closing;

(b) BUYER shall deliver to SELLER the Purchase Price, as adjusted by the amount shown on the Preliminary Settlement Statement by wire transfer in immediately available funds to the account of SELLER designated in writing by SELLER prior to Closing;

(c) The parties shall execute, SELLER shall deliver and BUYER shall accept the assignment documents (in sufficient counterparts for recording) for the assignment and conveyance of the Property to be transferred under this Agreement substantially in the form set forth in Exhibit D (the “Assignment Documents”);

(d) SELLER shall execute and deliver a Nonforeign Affidavit in the form of Exhibit E;

(e) If BUYER is attempting to succeed SELLER as operator of any of the Property, BUYER shall prepare and the parties shall execute (i) appropriate change of operator notices and any third party ballots required under applicable operating agreements, and (ii) all applicable forms and declarations required by federal and state agencies relative to BUYER’s assumption of operations;

(f) Any ratification and joinder instruments required to transfer the rights, obligations and interests in applicable Related Contracts and other Property;

(g) SELLER and BUYER shall execute, acknowledge (if necessary) and exchange, as applicable, any applications necessary to transfer to BUYER all transferable regulatory or governmental permits to which the Property is subject, and which SELLER has agreed to transfer under this Agreement;

(h) BUYER shall furnish SELLER with evidence reasonably acceptable to SELLER that BUYER or its designated Affiliate is qualified to hold title to the Leases and other Property with any state agencies, and to operate (should BUYER or its designated Affiliate become the operator of the Property or a portion thereof) the Wells, pipelines and facilities associated therewith, including copies of all BUYER’s or its designated Affiliate’s ownership, operational, and plugging bonds or other supplemental security arrangements for the Property;

(i) If requested, BUYER shall furnish SELLER with certificate(s) of insurance confirming the existence of the BUYER’s insurance coverages pursuant to Section 6.2.5;

(j) Each party shall furnish the other party with a certified resolution or secretary’s certificate of such party evidencing the authority of such party to enter into this Agreement and close the transaction contemplated hereby in a form and having content reasonably satisfactory to such other party;

(k) SELLER shall furnish BUYER with letters in lieu of transfer orders directing all purchasers of production from the Property to pay BUYER the proceeds of Hydrocarbons produced from the Property from and after the Effective Date; and

(l) The parties shall execute and deliver any other appropriate assignments, bills of sale, deeds or instruments necessary to transfer the Property to BUYER or to effect and support the transaction contemplated in this Agreement, including, without limitation, any conveyances on official forms and related documentation necessary to transfer the Property to BUYER in accordance with requirements of governmental regulations.

6.4 Post-Closing Obligations. SELLER and BUYER have the following post-Closing obligations:

6.4.1 Property Records. Within sixty (60) days after Closing, SELLER shall deliver to BUYER at SELLER’s option the originals of the Property Records at a location designated by BUYER. Any transportation, postage or delivery costs from SELLER’s offices shall be at BUYER’s sole cost, risk and expense. BUYER agrees to maintain the Property Records for seven (7) years after Closing, subject to the following provisions. BUYER shall provide SELLER and its representatives reasonable access to and the right to copy such Property Records for the purposes of (a) preparing and delivering any accounting provided under this Agreement and adjusting, prorating and settling the charges and credits provided in this Agreement; (b) complying with any law, rule or regulation affecting SELLER’s interest in the Property prior to the Closing Date; (c) preparing any audit of the books and records of any third party relating to SELLER’s interest in the Property prior to the Closing Date, or responding to any audit prepared by such third parties; (d) preparing tax returns; (e) responding to or disputing any tax audit; or (f) asserting, defending or otherwise dealing with any claim, lawsuit or dispute pertaining to the Property or arising under this Agreement. SELLER agrees to use all reasonable efforts, but without any obligation to incur any cost or expense in connection therewith, to cooperate with BUYER’s efforts to obtain access to files, records and data relating to the Property not provided by SELLER which are in the possession of any third party operator of any of the Property.

6.4.2 Recording and Filing. BUYER, within thirty (30) days after Closing, shall (i) record all Assignment Documents and all other instruments that must be recorded to effectuate the transfer of the Property; and (ii) file for approval with the applicable federal, state, tribal or local agencies all Assignment Documents and other federal, state, tribal or local transfer documents required to effectuate transfer of the Property. BUYER shall provide SELLER a recorded copy of each Assignment Document and other recorded instruments, and approved copies of the Assignment Documents and other federal, state, tribal or local transfer documents, as soon as they are available.

6.4.3 Change of Operator Requirements. If BUYER is attempting to succeed SELLER as operator of any portion of the Property, BUYER shall promptly file all appropriate forms, declarations and bonds (or other authorized forms of security) with all applicable state agencies relative to its assumption of operations. BUYER shall furnish to SELLER copies of all approvals, in the form granted by such state agencies, relative to BUYER’s assumption of operations, as soon as such approvals become available.

6.4.4 Further Assurances. BUYER and SELLER agree to execute and deliver from time to time such further instruments and do such other acts as may be reasonably requested and necessary to effectuate the purposes of this Agreement.

ARTICLE 7

ASSUMED AND RETAINED RIGHTS AND OBLIGATIONS

7.1 BUYER’s Rights After Closing. Upon and after Closing, BUYER will receive and assume all of SELLER’s right, title and interest in the Property, with effect as of the Effective Date.

7.2 BUYER’s Obligations After Closing.

7.2.1 Description of Obligations. Except to the extent BUYER is entitled to indemnification from SELLER pursuant to Section 8.4 (as such indemnity obligations are limited by Section 8.6), upon and after Closing, BUYER will assume, pay and perform all obligations, liabilities and duties with respect to the ownership and (if applicable) operation of the Property, whether arising before, on or after the Effective Date, together with the Plugging and Abandonment Obligations, Environmental Obligations, and all other obligations assumed by BUYER under this Agreement (collectively, the “BUYER’s Assumed Obligations”). Without limiting the generality of the foregoing, BUYER’s Assumed Obligations shall also specifically include:

(a) Responsibility for payment of all operating expenses and capital expenditures related to the Property;

(b) Responsibility for performance of all express and implied obligations and covenants under the terms of the Leases, other instruments in the chain of title, the Related Contracts, Permits and Easements and all other orders and contracts to which the Property or the operation thereof is subject;

(c) Responsibility for payment of all royalties, overriding royalties, production payments, net profits obligations, rentals, severance taxes and other burdens or encumbrances to which the Property is subject;

(d) Responsibility for proper accounting for and disbursement of production proceeds from the Property, including funds in any suspense accounts received from SELLER;

(e) Responsibility for compliance with all applicable laws, ordinances, rules and regulations pertaining to the Property, and the procurement and maintenance of all permits, consents, authorizations, and bonds required by public authorities in connection with the Property;

(f) Subject to Section 11.1, responsibility for all obligations with respect to Production Imbalances with third parties attributable to the Property; and

(g) Responsibility for its taxes and expenses as provided in Article 9.

7.3 SELLER’s Obligations After Closing.

7.3.1 Description of Obligations. Subject to Section 8.6, after Closing, SELLER will retain responsibility for all liabilities, obligations and duties with respect to the ownership and (if applicable) operation of the Property that are attributable to periods before the Effective Date, except as otherwise specifically provided in this Agreement (the “SELLER’s Retained Obligations”). Without limiting the generality of the foregoing, subject to Section 8.6, the SELLER’s Retained Obligations shall specifically include:

(a) Responsibility for the payment of all operating expenses and capital expenditures related to the Property and attributable to the period prior to the Effective Date;

(b) Responsibility for performance of all express and implied obligations and covenants under the terms of the Leases, other instruments in the chain of title, the Related Contracts, the Permits and Easements, and all other orders and contracts to which the Property or operation thereof is subject, to the extent those obligations and covenants are required to be performed before the Effective Date;

(c) Responsibility for payment of all royalties, overriding royalties, production payments, net profits obligations, rentals, severance taxes and other burdens or encumbrances to which the Property is subject that are attributable to periods before the Effective Date;

(d) Responsibility for proper accounting for and disbursement of production proceeds from or attributable to the Property attributable to periods before the Effective Date excluding funds in any suspense accounts transferred to BUYER;

(e) Except to the extent assumed by BUYER in this Agreement, responsibility for compliance with all applicable laws, ordinances, rules and regulations pertaining to the Property, and the procurement and maintenance of all permits, consents, authorizations, and bonds required by public authorities in connection with the Property to the extent attributable to the period before the Effective Date;

(f) Responsibility for its taxes and expenses as provided in Article 9;

(g) Responsibility for all obligations and amounts owed to any employees of SELLER or any Affiliate of SELLER relating to the employment of such individuals by SELLER or any Affiliate of SELLER or the termination of employment of such individuals by SELLER or any Affiliate of SELLER;

(h) Responsibility for all obligations and liabilities owed to any employees of SELLER or any Affiliate of SELLER arising under any employee benefit or welfare plan maintained by SELLER or any Affiliate of SELLER;

(i) Responsibility for all claims asserted by any employee of SELLER or any Affiliate of SELLER for bodily injury or death; and

(j) Responsibility for all claims asserted by any third parties for bodily injury to or death of such third parties or damage to property owned by such third parties and which (i) are covered by any of SELLER’s or its Affiliates’ insurance policies and (ii) arose or relate to any fact, event, matter or circumstance that occurred prior to the Closing.

7.4 BUYER’s Plugging and Abandonment Obligations.

7.4.1 Description of Obligations. Upon and after Closing, BUYER assumes full responsibility and liability for the following plugging and abandonment obligations related to the Property (the “Plugging and Abandonment Obligations”), regardless of whether they are attributable to the ownership or operation of the Property before, on or after the Effective Date and regardless of whether resulting from any acts or omissions of SELLER (INCLUDING THOSE ARISING FROM SELLER’S SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT) or the condition of the Property when acquired:

(a) The necessary and proper plugging, replugging and abandonment of all wells on the Property, whether plugged and abandoned before, on or after the Effective Date;

(b) The necessary and proper removal, abandonment, and disposal of all, structures, pipelines, facilities, equipment, abandoned property and junk located on or comprising part of the Property;

(c) The necessary and proper capping and burying of all flow lines associated with the Wells and located on or comprising part of the Property;

(d) The necessary and proper restoration of the Property, both surface and subsurface, as may be required by applicable laws, regulation or contract;

(e) Any necessary clean-up or disposal of Property contaminated by naturally occurring radioactive material (“NORM”), as may be required by applicable laws, regulations or contract;

(f) All obligations arising from contractual requirements and demands made by courts, authorized regulatory bodies or parties claiming a vested interest in the Property; and

(g) Obtaining and maintaining all bonds, or supplemental or additional bonds, that may be required contractually or by governmental authorities.

7.4.2 Standard of Operations. BUYER shall conduct all plugging, replugging, abandonment, removal, disposal and restoration operations in a good and workmanlike manner and in compliance with all applicable laws and regulations.

7.4.3 SELLER’s Remedies. If BUYER defaults in the performance of its obligations pursuant to this Section 7.4, SELLER, at its option, and after reasonable notice, may complete, or have completed, the plugging, replugging, abandonment, removal, disposal, capping, burying, and restoration operations at BUYER’s expense. Exercise of SELLER’s rights hereunder shall in no way limit SELLER’s rights to seek recovery for any uncompensated damages resulting from such default or to exercise any other legal rights and remedies under this Agreement.

7.5 BUYER’s Environmental Obligations. Upon and after Closing, BUYER assumes full responsibility and liability for the following occurrences, events, conditions, and activities on or related to the Property (the “Environmental Obligations”) regardless of whether they are attributable to the ownership or operation of the Property before, on or after the Effective Date and regardless of whether resulting from any acts or omissions of SELLER (INCLUDING THOSE ARISING FROM SELLER’S SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT) or the condition of the Property when acquired:

(a) Environmental pollution or contamination existing, including pollution or contamination of the soil, groundwater or air by Hydrocarbons, drilling fluid or other chemicals, brine, produced water, NORM, or any other substance;

(b) Underground injection activities and waste disposal on the Property;

(c) Clean-up responses, and the cost of remediation, control, assessment or compliance with respect to surface and subsurface pollution caused by spills, pits, ponds, lagoons or subsurface storage tanks;

(d) Non-compliance with applicable land use, surface disturbance, licensing or notification rules, regulations, demands or orders of appropriate state or federal regulatory agencies;

(e) Disposal on the Property of any hazardous substances, wastes, materials and products generated by or used in connection with the ownership or operation of the Property before, on or after the Effective Date (but excluding any disposal of such materials off-site of the Property prior to the Closing); and

(f) Non-compliance with Environmental Laws.

ARTICLE 8

INDEMNITIES

8.1 Definition of Claims. As used in this Agreement, the term “Claims” means any and all demands, losses, liabilities, damages, obligations, expenses, fines, penalties, costs, claims, causes of action and judgments for: (a) breaches of contract; (b) loss or damage to property, injury to or death of persons (including illness and disease), and other tortious injury; and (c) violations of applicable laws, rules, regulations, orders or any other legal right or duty actionable at law or equity. The term “Claims” also includes reasonable attorneys’ fees, court costs, and other reasonable costs resulting from the investigation or defense of any Claim within the scope of the indemnities in this Agreement.

8.2 Application of Indemnities.

8.2.1 Covered Claims and Parties. All indemnities set forth in this Agreement extend to the officers, directors, employees, managers, partners, and parent, subsidiary and affiliated entities of any tier, of the party indemnified. The indemnities set forth in this Agreement do not extend to (a) any part of an indemnified Claim that is the result of the willful misconduct of the indemnified party, (b) punitive damages assessed against the indemnified party arising from the acts or omissions of the indemnified party, or (c) civil or criminal fines or penalties by any court or regulatory authority assessed against the indemnified party due the indemnified party’s failure to comply with applicable laws, regulations or orders.

8.2.2 Express Negligence Disclosure. UNLESS THIS AGREEMENT EXPRESSLY PROVIDES TO THE CONTRARY, THE INDEMNITY, RELEASE, WAIVER AND ASSUMPTION PROVISIONS SET FORTH IN THIS AGREEMENT APPLY REGARDLESS OF WHETHER THE INDEMNIFIED PARTY (OR ITS EMPLOYEES, AGENTS, CONTRACTORS, SUCCESSORS OR ASSIGNS) CAUSES, IN WHOLE OR PART, AN INDEMNIFIED CLAIM, INCLUDING WITHOUT LIMITATION INDEMNIFIED CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR IN PART, FROM, OUT OF OR IN CONNECTION WITH THE CONDITION OF THE PROPERTY OR THE INDEMNIFIED PARTY’S (OR ITS EMPLOYEES’, AGENTS’, REPRESENTATIVES’, CONTRACTORS’, SUCCESSORS’ OR ASSIGNS’) SOLE OR CONCURRENT NEGLIGENCE OF ANY DEGREE, STRICT LIABILITY OR FAULT. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

8.2.3 Other Limitations. The indemnities of the indemnifying party in this Agreement do not cover or include any amounts that the indemnified party may legally recoup from other third party owners under applicable joint operating agreements or other agreements, or for which the indemnified party is reimbursed by any third party. The indemnifying party will pay all costs incurred by the indemnified party in obtaining reimbursement from third parties. There will be no upward or downward adjustment in the Purchase Price as a result of any matter for which BUYER or SELLER is indemnified under this Agreement.

8.3 BUYER’s Indemnity. If the Closing occurs, BUYER SHALL RELEASE, INDEMNIFY, DEFEND AND HOLD SELLER HARMLESS from and against any and all Claims caused by, resulting from or incidental to:

8.3.1 BUYER’s Assumed Obligations, including without limitation, the Plugging and Abandonment Obligations and the Environmental Obligations;

8.3.2 If applicable, SELLER’s operation of the Property after the Effective Date of this Agreement and any assistance in the transition of operations and other matters in accordance with Article 10, except to the extent caused by SELLER’s gross negligence or willful misconduct;

8.3.3 Any obligations for brokerage or finder’s fee or commission incurred by BUYER in connection with its purchase of the Property;

8.3.4 Any violation by BUYER of state or federal securities laws, or BUYER’s dealings (including any dealings in breach of BUYER’s warranties and representations in Section 3.3.3) with its partners, investors, financial institutions, buyers and other third parties in connection with the transaction under this Agreement, or any subsequent sale or other disposition of the Property (or portion thereof) by BUYER, its Affiliates or buyers;

8.3.5 BUYER’s inspection of the Property pursuant to Sections 5.2 and 5.3;

8.3.6 Any breach by BUYER of any of its representations or warranties contained in Sections 3.1 and 3.3; or

8.3.7 Any breach by BUYER of any of its covenants or agreements under this Agreement.

8.4 SELLER’s Indemnity. If the Closing occurs, subject to Section 8.6, SELLER shall RELEASE, INDEMNIFY, DEFEND AND HOLD BUYER HARMLESS from and against any and all Claims caused by, resulting from or incidental to:

8.4.1 SELLER’s Retained Obligations;

8.4.2 If applicable, SELLER’s operation of the Property and any assistance in the transition of operations under Article 10, to the extent caused by SELLER’s gross negligence or willful misconduct;

8.4.3 SELLER’s access to the Property after the Interim Period for the purposes described in this Agreement, except to the extent caused by BUYER’s gross negligence or willful misconduct;

8.4.4 Any breach by SELLER of any of its representations or warranties contained in Sections 3.1 and 3.2; or

8.4.5 Any breach by SELLER of any of its covenants or agreements under this Agreement.

8.5 Notices and Defense of Indemnified Claims. Each party shall immediately notify the other party of any Claim of which it becomes aware and for which it is entitled to indemnification from the other party under this Agreement. The indemnifying party shall be obligated to defend at the indemnifying party’s sole expense any litigation or other administrative or adversarial proceeding against the indemnified party relating to any Claim for which the indemnifying party has agreed to indemnify and hold the indemnified party harmless under this Agreement. However, the indemnified party shall have the right to participate with the indemnifying party in the defense of any such Claim at its own expense.

8.6 SELLER’s Indemnity Limit. Notwithstanding anything herein to the contrary:

8.6.1 Except for the representations and warranties of the parties in Section 3.1 and as provided below in this Section 8.6.1, the (i) representations and warranties of the parties in Sections 3.2 and 3.3, (ii) covenants and agreements of the parties in Sections 6.4.1 and 10.1 and (iii) SELLER’s Retained Obligations referenced in Sections 7.3.1(a) through (e) shall survive Closing for a period of twelve (12) months after the Closing Date. The representations and warranties of the parties in Section 3.1 shall survive Closing without time limit. The SELLER’s Retained Obligations referenced in Sections 7.3.1(f) through (j) shall survive Closing until the date that is thirty (30) days after the expiration of any applicable statute of limitations. The special warranty of title of SELLER in Section 3.2.11 shall terminate as of the date that is the four (4)-year anniversary of the Closing Date. Representations, warranties, covenants and agreements shall be of no further force or effect after the date of their expiration; provided that there shall be no termination of any bona fide Claim asserted pursuant to this Agreement with respect to the breach of such a representation, warranty, covenant or agreement prior to its expiration date.

8.6.2 SELLER shall not be required to indemnify BUYER for any individual Claim resulting from a breach of any representation or warranty of SELLER set forth in Section 3.2 (excluding Sections 3.2.3, 3.2.4 and 3.2.11) or resulting from SELLER’s Retained Obligations referenced in Sections 7.3.1(a) through (e) of less than $100,000;

8.6.3 SELLER shall not be required to indemnify BUYER unless, and then only to the extent that, the aggregate amount of Claims resulting from a breach of any representation or warranty of SELLER set forth in Section 3.2 (excluding Sections 3.2.3, 3.2.4 and 3.2.11) or resulting from SELLER’s Retained Obligations referenced in Sections 7.3.1(a) through (e) exceeds two percent (2%) of the Purchase Price;

8.6.4 SELLER shall not be required to indemnify BUYER for any Claim resulting from a breach of any representation or warranty of SELLER set forth in Section 3.2 (excluding Sections 3.2.3, 3.2.4 and 3.2.11) or resulting from SELLER’s Retained Obligations referenced in Sections 7.3.1(a) through (e) in excess of ten percent (10%) of the Purchase Price; and

8.6.5 The terms and provisions of this Article 8 shall be BUYER’s sole and exclusive remedy for any Claims caused by, resulting from, or incidental to SELLER’s Retained Obligations.

8.7 NORM. BUYER ACKNOWLEDGES THAT IT HAS BEEN INFORMED THAT OIL AND GAS PRODUCING FORMATIONS CAN CONTAIN NATURALLY OCCURRING RADIOACTIVE MATERIAL. SCALE FORMATION OR SLUDGE DEPOSITS CAN CONCENTRATE LOW LEVELS OF NORM ON EQUIPMENT, MATERIALS AND OTHER PROPERTY. SOME OR ALL OF THE EQUIPMENT, MATERIALS AND OTHER PROPERTY SUBJECT TO THIS AGREEMENT MAY HAVE LEVELS OF NORM ABOVE BACKGROUND LEVELS. A HEALTH HAZARD MAY EXIST IN CONNECTION WITH THIS EQUIPMENT, MATERIALS AND OTHER PROPERTY BY REASON THEREOF. THEREFORE, BUYER MAY NEED TO FOLLOW SAFETY PROCEDURES WHEN HANDLING THIS EQUIPMENT, MATERIALS AND OTHER PROPERTY.

8.8 Pending Litigation and Claims. Notwithstanding anything in this Agreement to the contrary, BUYER shall INDEMNIFY, DEFEND AND HOLD SELLER HARMLESS from and against any Claims resulting from the litigation and claims listed on Exhibit C under the section entitled “BUYER’s Responsibility,” and BUYER will perform any undertakings described in said section, except as may otherwise be expressly provided in that Exhibit. SELLER shall INDEMNIFY, DEFEND AND HOLD BUYER HARMLESS from and against any Claims resulting from the litigation and claims listed on Exhibit C under the section entitled “SELLER’s Responsibility,” except as may otherwise be expressly provided in that Exhibit.

8.9 Waiver of Consequential and Punitive Damages. NEITHER BUYER NOR SELLER SHALL BE ENTITLED TO RECOVER FROM THE OTHER, RESPECTIVELY, AND EACH PARTY RELEASES THE OTHER PARTY FROM, ANY LOSSES, COSTS, EXPENSES, OR DAMAGES ARISING UNDER THIS AGREEMENT OR IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT ANY AMOUNT IN EXCESS OF THE ACTUAL COMPENSATORY DAMAGES, COURT COSTS AND REASONABLE ATTORNEYS FEES, SUFFERED BY SUCH PARTY. BUYER AND SELLER BOTH WAIVE, AND RELEASE THE OTHER FROM, ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, EXEMPLARY AND CONSEQUENTIAL DAMAGES ARISING OUT OF, RESULTING FROM OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT; PROVIDED, HOWEVER, ANY SUCH DAMAGES RECOVERED BY A THIRD PARTY (OTHER THAN SUBSIDIARIES, AFFILIATES OR PARENTS OF A PARTY) FOR WHICH A PARTY OWES THE OTHER PARTY AN INDEMNITY UNDER THIS ARTICLE 8 SHALL NOT BE WAIVED.

ARTICLE 9

TAXES AND EXPENSES

9.1 Recording Expenses. BUYER shall pay all costs of recording and filing the Assignment Documents for the Property, all other state and federal transfer documents, and all other instruments that must be filed to effectuate the transfer of the Property.

9.2 Ad Valorem, Real Property, Personal Property and Excise Taxes. All ad valorem taxes, real property taxes, personal property taxes, and similar obligations assessed on the Property (“Property Taxes”) and excise taxes associated with any of the Property (“Excise Taxes”) are SELLER’s obligation for periods before the Effective Date and BUYER’s obligation for periods after the Effective Date. If Property Taxes and/or Excise Taxes for the current tax year have not been assessed and paid by SELLER as of the Closing Date, the BUYER shall file all required reports and returns incident to the Property Taxes and Excise Taxes and pay the Property Taxes and Excise Taxes for the current tax year and subsequent periods. SELLER will reimburse BUYER for SELLER’s proportionate share of these taxes, prorated as of the Effective Date, for real property taxes as a Downward Adjustment to the Purchase Price pursuant to Section 2.2.3 (based on a good faith estimate of these taxes) with a final adjustment upon SELLER’s receipt of evidence of the BUYER’s payment of the taxes. If Property Taxes and/or Excise Taxes for the current tax year have been assessed and paid as of the Closing Date, the BUYER will reimburse the SELLER for its proportionate share of these taxes, prorated as of the Effective Date, as an Upward Adjustment to the Purchase Price, as provided in Section 2.2.2.

9.3 Severance Taxes. SELLER shall bear and pay all severance or other taxes measured by Hydrocarbon production from the Property, or the receipt of proceeds therefrom, to the extent attributable to production from the Property before the Effective Date. BUYER shall bear and pay all such taxes on production from the Property on and after the Effective Date. SELLER shall withhold and pay on behalf of BUYER all such taxes on production from the Property between the Effective Date and the Closing Date, if the Closing Date follows the Effective Date, and the amount of any such payment shall be reimbursed to SELLER as a Closing adjustment to the Purchase Price pursuant to Section 2.2. If either party pays taxes owed by the other, upon receipt of evidence of payment the nonpaying party will reimburse the paying party promptly for its proportionate share of such taxes.

9.4 Tax and Financial Reporting.

9.4.1 IRS Form 8594. If the parties mutually agree that a filing of Form 8594 is required, the parties will confer and cooperate in the preparation and filing of their respective forms to reflect a consistent reporting of the agreed upon allocation of the value of the Property.

9.4.2 Financial Reporting. SELLER and BUYER agree to furnish to each other at Closing or as soon thereafter as practicable any and all information and documents reasonably required to comply with tax and financial reporting requirements and audits.

9.5 Sales and Use Taxes. BUYER shall be responsible for and pay all federal, state, or local sales, transfer, gross proceeds, use and similar taxes incident to or applicable to the Property it receives under this Agreement, or caused by the transfer of the Property to BUYER under this Agreement. If SELLER is required to pay such sales, use or similar taxes on behalf of BUYER, BUYER will reimburse SELLER at Closing for all sales and use taxes due and payable on the transfer of the Property to BUYER.

9.6 Income Taxes. Each party shall be responsible for its own state and federal income taxes, if any, as may result from this transaction.

9.7 Incidental Expenses. Each party shall bear its own respective expenses incurred in connection with the negotiation and Closing of this transaction, including its own consultants’ fees, attorneys’ fees, accountants’ fees, and other similar costs and expenses.

ARTICLE 10

OPERATIONS PENDING AND AFTER CLOSING

10.1 SELLER’s Covenants Pending Closing. From and after the date of execution of this Agreement and until the Closing, subject to this Section 10.1 and the constraints of applicable operating agreements, SELLER (i) shall operate, manage and administer the Property in a good and workmanlike manner consistent with its past practices, and shall carry on its business with respect to the Property in substantially the same manner as before execution of this Agreement; (ii) shall maintain the books of account and records relating to the Property in the usual, regular and ordinary manner, in accordance with its usual accounting practices; (iii) shall give written notice to BUYER as soon as is practicable of any written notice received or given by SELLER with respect to any alleged breach by SELLER or any third party of any Lease or Material Contract or violation of law or lawsuit or similar claim; (iv) pay all taxes and assessments with respect to the Property that become due and payable prior to Closing; and (v) shall not sell, dispose of, or encumber the Property with a lien or mortgage (other than Permitted Encumbrances), except with respect to existing preferential purchase rights as provided herein, and with respect to the sale of Hydrocarbons in the ordinary course of business. Notwithstanding the foregoing, SELLER shall have no obligation to extend the primary term of any of the Leases from which Hydrocarbons have never been produced or to renew same. From and after the date of execution of this Agreement and until the Closing, subject to the constraints of applicable operating agreements, SELLER shall, except for emergency action taken in the face of serious risk to life, property or the environment (i) submit to BUYER, for prior written approval, all requests for operating or capital expenditures and all proposed contracts and agreements relating to the Property that involve individual commitments of more than $50,000, net to SELLER’s interest in the Property, that would be required to be expended after the date of execution of this Agreement; (ii) not enter into a contract that, if entered into prior to the execution date of this Agreement, would be required to be listed on Exhibit I; (iii) not terminate (unless such Material Contract terminates pursuant to its stated terms) or materially amend the terms of any Material Contract; (iv) not settle any suit or litigation or waive any material claims or rights of material value in each case attributable to the Property and affecting the period after the Effective Time; (v) not enter into or amend any contract or agreement with its Affiliates affecting any of the Property; and (vi) not approve or elect to go nonconsent as to any proposed well or plug and abandon or agree to plug and abandon any well without BUYER’s prior written approval. In addition, from and after the execution date of this Agreement until Closing, SELLER shall not take any actions to complete the Wells identified as the 9-2H Well (API No. 42-383-38815) and the 9-3H Well (API No. 42-383-38819) or authorize any such actions to be taken. On any matter requiring BUYER’s approval under this Section 10.1, BUYER shall respond within 72 hours from SELLER’s request for approval (or such shorter period of time as may be required by the applicable operating agreement) and failure of BUYER to respond within such time period shall release SELLER from the obligation to obtain BUYER’s approval before proceeding on such matter as SELLER may elect in its sole discretion. BUYER’s sole remedy for SELLER’s breach of its obligations under this Section 10.1 shall be equal to the BUYER’s actual damages, if any, not to exceed the Allocated Value for the portion of the Property affected by such breach.

10.2 SELLER Operated Properties After Closing. With respect to any portion of the Property operated by SELLER, after Closing and until such time as a successor operator of the Property has been selected in accordance with the applicable operating agreements and approved as operator of the Property by the state agencies having jurisdiction, as applicable (the “Interim Period”), SELLER shall continue to operate the Property, subject to SELLER’s right to resign under the terms of the applicable operating agreement, but in no event for longer than ninety (90) days following Closing. Such continued operations by SELLER during the Interim Period shall be for the account of BUYER and be conducted subject to BUYER’s sole direction and right of control. In addition, SELLER’s operation of the Property during the Interim Period shall be at the sole cost, risk and expense of BUYER, and such continued operations by SELLER shall be covered by BUYER’s indemnity set forth in Section 8.3.

10.2.1 Costs and Expenses. In connection with continued operation of the Property by SELLER during the Interim Period, BUYER shall reimburse SELLER for all costs and expenses incurred by SELLER in connection with the continued operation of the Property by SELLER during the Interim Period, including a charge for overhead in the same manner as provided in the applicable joint operating agreement; provided that for any of the Property of which SELLER is one hundred percent (100%) owner, the charge for overhead shall be $1,500 per producing Well per month. SELLER will have no obligation to make capital expenditures or extraordinary operating expenditures in connection with the Property during the Interim Period. Additionally, SELLER may require BUYER to prepay on a monthly basis any and all expenses that SELLER estimates it will pay or incur in connection with the operation of the Property. If BUYER is ultimately selected as operator of the Property, BUYER will additionally reimburse SELLER for the amounts of any unpaid operating expenses and capital expenditures of other working interest owners paid or incurred by SELLER and attributable to operations during the Interim Period. SELLER will be entitled to retain any overhead payments received from other working interest owners and attributable to operations during the Interim Period. To the extent SELLER continues to operate the Property after the Final Settlement Statement, or to the extent such costs and expenses were not reimbursed through the Final Settlement Statement, BUYER shall reimburse SELLER periodically upon receipt of SELLER’s invoice therefor (unpaid invoices shall bear simple annual interest at the lesser of ten percent (10%) per year or the maximum allowed by the state in which the applicable portion of the Property is located).

10.2.2 BUYER’s Assumption of Operations. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, SELLER DOES NOT WARRANT OR GUARANTEE THAT BUYER WILL BECOME THE OPERATOR OF THE PROPERTY OR ANY PORTION THEREOF. BUYER shall comply with all balloting procedures under applicable operating agreement(s) for the election of the successor operator to SELLER. If BUYER is approved as operator of the Property by the applicable state agency, SELLER shall not be obligated to continue operating any of the Property and BUYER will immediately assume full responsibility therefor and assume all operations thereon. For a period of six (6) months after BUYER assumes operations of the Property, SELLER shall be granted access and reasonable ingress and egress onto and across the Property without any requirement of payment by SELLER to BUYER, but otherwise at SELLER’s sole risk, cost and expense, to allow SELLER to remove from the Property any of its property excluded from this Agreement under Section 1.2, and any such access, ingress and egress shall be covered by SELLER’s indemnity set forth in Section 8.4. SELLER shall make its personnel available to BUYER as may be reasonably necessary to assist in the transition of operations, and any such assistance shall be covered by BUYER’s indemnity set forth in Section 8.3.

10.2.3 BUYER’s Approval. In conducting operations after the Closing Date, SELLER shall have no duty to BUYER other than to follow BUYER’s explicit instructions, except that SELLER shall (other than for emergency action taken in the face of serious risk of life, property or the environment), (i) obtain BUYER’s prior written approval of all expenditures and proposed contracts and agreements, or amendments to existing contracts and agreements relating to the Property that involve individual commitments of more than $50,000 net to BUYER’s interest in the Property; and (ii) obtain BUYER’s written approval before voting under any operating, unit, joint venture or similar agreement. SELLER shall notify BUYER of any emergency action taken, and to the extent reasonably practicable, obtain BUYER’s prior approval of such actions. However, except for emergency action that must be taken in the face of serious risk of life, property or the environment, SELLER will have no obligation to undertake any actions with respect to the Property that are not required in the course of the normal operation of the Property.

10.2.4 Revenue Distribution. SELLER will continue to pay royalties and severance taxes for sales through the production month of September 2014.

10.2.5 Joint Interest Billings. SELLER will continue to bill the co-owners for applicable joint account expenses, including overhead as authorized by the applicable operating agreement, through the billing month of September 2014.

10.2.6 Production/Regulatory. SELLER will continue to prepare all regulatory and other monthly production reports through the production month of September 2014.

10.2.7 Lease Obligation Payments. Unless advised to the contrary in writing by BUYER, SELLER will continue to pay all currently scheduled shut-in royalties, minimum royalties, delay rentals and other lease obligations due through the obligation month of September 2014.

ARTICLE 11

MISCELLANEOUS

11.1 Imbalances. BUYER shall assume responsibility for any and all oil and gas production imbalances with respect to the Property at the Wells, Leases and Equipment (“Production Imbalances”). The Purchase Price paid by BUYER is based on (i) the assumed Production Imbalances set forth in Exhibit F and (ii) the exclusion from this transaction of any imbalances attributable to the Property downstream of the Property or at gas processing plants including associated make-up or cash settlement rights. If SELLER and BUYER determine no later than 180 days after Closing that the assumed Production Imbalances stated in Exhibit F are inaccurate, the parties agree to exchange additional compensation, as provided in Exhibit F, for the difference between the assumed Production Imbalances and the revised Production Imbalances determined by the parties. Such settlement shall be final and neither party thereafter shall make claim upon the other concerning any Production Imbalances with respect to the Property. Except with respect to its right to receive the post-Closing Purchase Price adjustment set forth above, BUYER will be solely responsible for, shall assume, and releases and will INDEMNIFY, DEFEND AND HOLD SELLER HARMLESS from all rights against (including rights to receive make-up gas or to receive cash balancing payments) and obligations to (including obligations to make-up gas or to make cash balancing payments and/or posting security if, and to the extent, requested by any underproduced party pursuant to any operating agreement or gas balancing agreement) third parties with respect to any Production Imbalances with respect to the Property, all of which shall constitute Assumed Obligations. All imbalances associated with the Property downstream of the Property or at gas processing plants, including associated make-up or cash settlement rights, are excluded from this transaction and from the foregoing indemnity, will not adjust the Purchase Price, and are reserved to SELLER.

11.2 Alternative Dispute Resolution. Compliance with this Section 11.2 shall constitute a condition precedent to either party seeking judicial enforcement of any provisions of this Agreement. Any dispute concerning this Agreement (other than a claim by a third party for which a party hereto is claiming indemnity) shall be resolved under the mediation and binding arbitration procedures of this Section 11.2. Upon the occurrence of any dispute between BUYER and SELLER in connection with their rights and obligations under this Agreement, BUYER and SELLER will first attempt in good faith to resolve all disputes by negotiations between management level persons who have authority to settle the controversy. If either party believes further negotiations are futile, such party may initiate the mediation process by so notifying the other party in writing. Both parties shall then attempt in good faith to resolve the dispute by mediation in Austin, Texas, employing management level persons with authority to settle the dispute, in accordance with the CPR International Institute for Conflict Prevention and Resolution Mediation Procedure, as such procedure may be modified by agreement of the parties. The parties shall share the cost of the mediator equally. If the dispute has not been resolved pursuant to mediation within ninety (90) days after initiating the mediation process, the dispute shall be finally resolved through binding arbitration, as follows:

(a) If any dispute or controversy shall arise between the parties out of this Agreement, the alleged breach thereof or any tort in connection therewith, or out of the refusal to perform the whole or any part thereof, and the parties shall be unable to agree with respect to the matter or matters in dispute or controversy, the same shall be submitted to arbitration before a panel of three (3) arbitrators in accordance with the Texas General Arbitration Act, V.T.C.A., Civil Practice and Remedies Code §171.001 et seq., and the provisions of this Section 11.2. The panel of arbitrators shall be chosen as follows: Upon the written demand of either party and within ten (10) working days from the date of such demand, each party shall name an arbitrator and these two so named shall promptly thereafter choose a third, all of whom shall be knowledgeable of the oil and gas industry and, if attorneys, licensed in Texas. If the two arbitrators shall fail within ten (10) working days from their appointment to agree upon and appoint the third arbitrator, then upon written application by either party such third arbitrator may be appointed by the senior Judge in active service of the United States

District Court for the Western District of Texas; and if said Judge shall fail to act, then such third arbitrator shall be appointed by the President of the CPR International Institute for Conflict Prevention and Resolution. The arbitrators selected to act hereunder shall be qualified by education, experience, and training to pass upon the particular matter or matters in dispute.

(b) The parties adopt the initial disclosures embodied in Federal Civil Procedure Rule 26(a) (without regard to any local rule or order suspending the effect of such initial disclosures); the nature and extent of further discovery to be conducted by the parties shall be determined by the arbitrators as deemed reasonably required to properly present the matter for resolution (but discovery in the arbitration shall not be a substitute for litigation and the number of depositions shall be appropriately limited). The panel of arbitrators so chosen shall proceed promptly to hear and determine the matter or matters in dispute, after giving the parties due notice of hearing and a reasonable opportunity to be heard. The procedure of the arbitration proceedings shall be in accordance with the CPR International Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration, as may be modified by the panel of arbitrators. Unless otherwise determined by the arbitrators, the hearing and presentations of the parties shall not exceed two days cumulative. The location of all arbitration proceedings hereunder shall be Austin, Travis County, Texas, unless the panel of arbitrators determines that another venue is more appropriate. The award of the panel of arbitrators or a majority thereof shall be made within forty-five (45) days after the appointment of the third arbitrator, subject to any reasonable delay due to unforeseen circumstances. In the event of the panel or a majority thereof failing to make an award within sixty (60) days after the appointment of the third arbitrator, new arbitrators may at the election of either party be chosen in like manner as if none had been previously selected.

(c) The award of the arbitrators, or a majority thereof, shall be in writing, determined in accordance with the substantive law as provided in Section 11.14, and shall be final and binding on the parties as to the question or questions submitted, and the parties shall abide by such award and perform the conditions thereof. The award of the arbitrators shall be based on the applicable law and facts, the merits of the parties’ positions in the dispute, and the arbitrators’ assessment of the fairness and reasonableness of any settlement proposal of any party. The arbitrators may not award any punitive or exemplary damages. The award shall not provide or create any rights or benefits in any person or entity which is not a party to this Agreement, as this Agreement and any arbitration thereunder shall not be construed as a third party beneficiary contract. Unless otherwise determined by the arbitrators, all expenses in connection with such arbitration shall be divided equally between the parties thereto, except that the expenses of counsel, witnesses, and employees of each party shall be borne solely by the party incurring them, and the compensation of any arbitrator named by a party shall be borne solely by such party; provided that if court proceedings to stay litigation or compel arbitration are necessary, the party who unsuccessfully opposes such proceedings shall pay all reasonable associated costs, expenses and attorney’s fees of such court proceedings.

(d) The arbitrators shall include in their award a list of findings, with supporting evidentiary references and reasoning, upon which they have relied in making their award. No transcript or other recording shall be made of the arbitration proceedings. Except (i) in connection with a suit for enforcement of the award, (ii) as required by law, court order or regulation, (iii) when reasonably necessary to explain the terms and conditions of the award to outside attorneys, auditors, and insurers, or (iv) as part of good faith compliance with disclosure obligations under applicable law, the arbitration proceedings, the award, and the parties’ actions in connection with the arbitration are confidential and shall not be disclosed to third parties, and no disclosure of or reference to the arbitration, the award, or of the parties’ statements or actions in connection with the arbitration shall be made to any third party. All offers, promises, conduct, statements, and evidence, whether oral or written, made in the course of the arbitration by any of the parties, their agents, employees, experts, or attorneys are confidential. Such offers, promises, conduct, statements, and evidence shall be considered inadmissible under Rule 408 of the Federal Rules of Evidence and any similar state provisions, and shall be inadmissible for any purpose, including impeachment. However, evidence that is otherwise admissible shall not be rendered inadmissible as a result of its use in the arbitration.

(e) The award of the panel of arbitrators and the obligation to abide by same and perform the conditions thereof shall not be appealable and shall be enforceable in the United States District Court and the Texas state district courts sitting in Austin, Travis County, Texas, or in any federal court having jurisdiction. The prevailing party shall be entitled to recover all reasonable costs, expenses and attorneys’ fees in connection with any enforcement of an arbitration award. The parties stipulate and agree to submit to the jurisdiction and venue of the United States District Court and the Texas state district courts sitting in Austin, Travis County, Texas with respect to all disputes in any way relating to enforceability or applicability of this Section 11.2.

(f) The provisions of this Section 11.2 shall not limit the obligation of a party to defend, indemnify or hold harmless the other party against Claims as provided in Article 8.

11.3 Survival. All of the covenants, agreements, representations and warranties made by the parties in this Agreement will survive the Closing, the execution and delivery of the Assignment Documents and other instruments under this Agreement, and the transfer of the Property between the parties and they shall not be merged into or superseded by the Assignment Documents or other documents delivered at Closing. However, neither party to this Agreement will be entitled to make a Claim against the other party in connection with the inaccuracy or alleged breach of the representations and warranties of the other party in this Agreement, unless the other party is notified of that Claim in accordance with the provisions of Section 8.6.

11.4 Confidentiality and Public Announcements; Preparation and Audit of Financial Statements.

11.4.1 This Agreement and the terms and provisions hereof, including the Purchase Price, shall be maintained confidential by BUYER until Closing; provided however that (a) this Agreement and the terms and provisions thereof may be disclosed to BUYER’s or its Affiliates’ lenders, if any, and their consultants, accountants, attorneys and representatives, who shall be required to keep such information confidential and (b) the confidentiality obligations shall not restrict disclosures by BUYER or SELLER that are required by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates (provided that such disclosures shall be made only to the extent required thereunder). If this Agreement is terminated prior to Closing, following such termination, the parties agree to keep all terms of this transaction confidential. If the Closing occurs, SELLER and BUYER shall take such actions as are necessary to terminate the Confidentiality Agreement. Neither party may make press releases or other public announcements concerning this transaction, without the other party’s prior written approval and agreement to the form of the announcement, except as may be required by applicable laws or rules and regulation of any governmental agency or stock exchange having jurisdiction over the parties or their respective Affiliates; provided that, in the case of the aforementioned required disclosures, each party shall use its reasonable efforts to consult with the other party regarding the contents of any such release or announcement prior to make such release or announcement.

11.4.2 After Closing, SELLER shall give BUYER (and/or any of its Affiliates) and its (and/or their, as applicable) representatives reasonable access during normal business hours to those Financial Records (as hereinafter defined), including data that BUYER advises SELLER is necessary for disclosures pursuant to ASC 932, necessary for BUYER’s or its Affiliate’s preparation of financial statements and other financial data relating to the Property that may be required to be included in any current or future filing by BUYER (and/or any of its Affiliates) with the Securities and Exchange Commission or other governmental authority (collectively, the “Financial Statements”).

11.4.3 BUYER shall prepare and audit or review the Financial Statements at the sole cost and expense of BUYER. After Closing, if requested in writing, SELLER shall execute and deliver to the external independent accounting firm that audits, reviews or assists BUYER or its Affiliate in the preparation of the Financial Statements or such other independent accounting firm designated by BUYER to provide such procedures (the “Audit Firm”), such representation letters, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit or are the subject of a review pursuant to Public Company Accounting Oversight Board (PCAOB) AU Section 722 (Interim Financial Information), as may be reasonably requested by the Audit Firm, with respect to representations regarding internal accounting controls and disclosure controls. BUYER further agrees that (i) in respect to SELLER’s grant of access to Financial Records as provided in Section 11.4.2 and any representation letter delivered by SELLER or SELLER’s management, or on its behalf, as provided in this Section 11.4.3, BUYER shall indemnify and hold harmless SELLER and SELLER’s management and provide a defense for SELLER and SELLER’s management with regard to such access and the execution, delivery or any other action related to the provision of such representation letters; (ii) any representation letter provided by SELLER, or anyone on its behalf, shall not constitute a representation under this Agreement and BUYER shall have no claims, rights, or remedies against SELLER, or anyone on its behalf, arising from the preparation, execution or delivery of such representation letters, including without limitation any inaccuracies, errors, omissions, or the relating to such representation letters; (iii) BUYER shall provide a customary representation letter to SELLER’s Auditor, if reasonably requested; and (iv) BUYER’s existing outside auditors shall provide a customary representation letter to SELLER’s Auditor, if reasonably requested. As used in this Section 11.4, the term “Financial Records” means all ledgers, books, data, files, and accounting and financial records (whether in physical or electronic form) in the possession of SELLER and its Affiliates, in each case, solely to the extent related to the Property; provided, however, that “Financial Records” does not include any records or information (a) that SELLER considers to be confidential and proprietary, or (b) that may be protected by an attorney-client privilege, or (c) that cannot be disclosed to BUYER or its representatives as a result of confidentiality arrangements with third parties.

11.5 Suspense Accounts. At Closing or as soon as practical thereafter, SELLER will transfer to BUYER all funds held in suspense by SELLER related to proceeds of production and attributable to third parties’ interests in the Leases or lands pooled or unitized therewith or Hydrocarbon production from the Leases or lands pooled or unitized therewith (but not including any suspended funds relating to any Claims described in Exhibit C), including funds suspended awaiting minimum disbursement requirements, funds suspended under division orders and funds suspended for title and other defects. If such funds are transferred to BUYER, BUYER agrees to administer all such accounts and assume all payment obligations to the proper parties in accordance with all applicable laws, rules and regulations, which obligations shall be included in BUYER’s Assumed Obligations.

11.6 SELLER’s Marks and Logos; Post-Closing Inspections. With respect to any portion of the Property that SELLER operates, BUYER agrees that within thirty (30) days after Closing or within thirty (30) days after operations are actually transferred, whichever is later, it will remove or cause to be removed the names and marks used by SELLER and all variations and derivatives thereof and logos relating thereto from the Property and will not thereafter make any use whatsoever of such names, marks and logos. If BUYER fails to comply with this Section 11.6, SELLER shall have access to the Property in order to remove such names, marks, and logos, all at BUYER’s expense.

11.7 Notices. All notices under this Agreement must be in writing. Any notice under this Agreement may be given by personal delivery, facsimile transmission, U.S. mail (postage prepaid), or commercial delivery service, and will be deemed duly given when received by the party charged with such notice and addressed as follows:

If to SELLER:

CIMAREX ENERGY CO.

1700 Lincoln Street, Suite 1800

Denver, Colorado

Attention: Stephen P. Bell

Fax No.: (303) 285-9299

Telephone: (303) 295-3995

with copy to (which shall not constitute notice):

Joe T. Sanders II

Scott, Douglass & McConnico, LLP

600 Congress Avenue, Suite 1500

Austin, Texas 78701

Fax No.: (512) 474-0731

Telephone: (512) 495-6300

If to BUYER:

PARSLEY ENERGY, L.P.

221 West 6th Street, Suite 750

Austin, Texas 78701

Attention: Michael W. Hinson, Vice-President—Land

Fax No.: (512) 505-5164

Telephone: (512) 505-5131

with copy to (which shall not constitute notice):

PARSLEY ENERGY, L.P.

221 West 6th Street, Suite 750

Austin, Texas 78701

Attention: General Counsel

Fax No.: (512) 505-5164

Telephone: (512) 505-5107

Any party, by written notice to the other, may change the address or the individual to which or to whom notices are to be sent under this Agreement.

11.8 Assignment. Except as expressly provided in Section 2.7, prior to the Closing Date, neither party may assign its rights or obligations under this Agreement without the prior written consent of the other, which may be withheld for any reason, including convenience. Prior to Closing, BUYER may designate one of its Affiliates to be named as the grantee or assignee under any of the assignment or conveyance documents to be executed in connection with the Closing. If following the Closing BUYER sells, transfers or assigns all or a portion of the Property, (a) this Agreement shall remain in effect between BUYER and SELLER as to the Property, regardless of such sale or assignment (and BUYER will remain obligated hereunder) and (b) BUYER shall require its successors and assigns expressly to assume its obligations under this Agreement, to the extent related or applicable to the Property or portion thereof acquired by them and attributable to the period after the effective date of such sale or assignment.

11.9 Entire Agreement and Amendment. This Agreement, together with any relevant confidentiality agreement and any site access/boarding agreement entered into between the parties relative to the Property, constitutes the entire understanding between the parties, replacing and superseding all prior negotiations, discussions, arrangements, agreements and understandings between the parties regarding the subject transaction and subject matter hereof (whether written or oral), excepting any written agreements that may be executed by the parties concurrently or after the execution of this Agreement. No other agreement, statement, or promise made by any party, or to any employee, officer or agent of any party, which is not contained in this Agreement shall be binding or valid. This Agreement may be amended, modified, altered, supplemented, or revoked only by written agreement signed by duly authorized representatives of the parties hereto.

11.10 Successors and Assigns. This Agreement binds and inures to the benefit of the parties hereto and their respective permitted successors and assigns, and all the terms, provisions, covenants, obligations, indemnities, representations, warranties and conditions of this Agreement shall be enforceable by the parties hereto and their respective permitted successors and assigns.

11.11 Third Party Beneficiaries. It is understood and agreed that there shall be no third party beneficiary of this Agreement, and that the provisions hereof do not impart enforceable benefits, rights, or remedies in anyone who is not a party or a successor or buyer of a party hereto, except that the Persons specified in 8.2.1 are intended third party beneficiaries of all indemnity provisions set forth in this Agreement.

11.12 Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, that provision will be deemed modified to the extent necessary to make it valid and enforceable and if it cannot be so modified, it shall be deemed deleted and the remainder of this Agreement shall continue and remain in full force and effect.

11.13 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which shall constitute one document.

11.14 Governing Law. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS-OF-LAW RULE OR PRINCIPLE THAT MIGHT APPLY THE LAW OF ANOTHER JURISDICTION. THE ASSIGNMENT DOCUMENTS, AND ANY OTHER INSTRUMENTS OF CONVEYANCE EXECUTED UNDER THIS AGREEMENT, WILL BE GOVERNED BY AND MUST BE CONSTRUED ACCORDING TO THE LAWS OF THE STATE WHERE THE PROPERTY TO WHICH THEY PERTAIN IS LOCATED, EXCLUDING ANY CONFLICTS-OF-LAW RULE OR PRINCIPLE THAT MIGHT APPLY THE LAW OF ANOTHER JURISDICTION.

11.15 Exhibits. The Exhibits and Schedules attached to this Agreement are incorporated into and made a part of this Agreement for all purposes. In the event of a conflict or inconsistency between the provisions of the Exhibits, Schedules or the executed Assignment Documents and the provisions of this Agreement, the provisions of this Agreement shall take precedence. In the event of a conflict or inconsistency between the provisions of the pro forma Assignment Documents and other transaction documents attached to this Agreement as Exhibits or Schedules and the Assignment Documents and other transaction documents actually executed by the parties, the provisions of the executed Assignment Documents and other executed transaction documents shall take precedence.

11.16 Waiver. Any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by the party waiving compliance. Except as otherwise expressly provided in this Agreement, the failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.

11.17 Interpretation. The parties stipulate and agree that this Agreement shall be deemed and considered for all purposes to have been jointly prepared by the parties, and shall not be construed against any one party (nor shall any inference or presumption be made) on the basis of who drafted this Agreement or any particular provision hereof, who supplied the form of Agreement, or any other event of the negotiation, drafting or execution of this Agreement. Each party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that it contemplates. In construing this Agreement, the following principles will apply:

(a) The omission of certain provisions of this Agreement from the Assignment Documents does not constitute a conflict or inconsistency between this Agreement and the Assignment Documents, and will not effect a merger of the omitted provisions. To the fullest extent permitted by law, all provisions of this Agreement are hereby deemed incorporated into the Assignment Documents by reference.

(b) The Article, Section, Exhibit and Schedules references in this Agreement refer to the Articles, Sections, Exhibits and Schedules of this Agreement. The headings and titles in this Agreement are for convenience only and shall have no significance in interpreting or otherwise affect the meaning of this Agreement.

(c) The term “includes” and its derivatives shall mean “includes, but is not limited to” and its corresponding derivative meanings.

(d) A “business day” is any Monday to Friday, inclusive, which is not a federal holiday.

(e) The term “Person” (whether or not capitalized) means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or governmental entity.

(f) The term “Affiliate” (whether or not capitalized) means, with respect to any Person, any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the specified Person. For the purpose of this definition, the term “control” means ownership of fifty percent (50%) or more of voting rights (stock or otherwise) or ownership interest or the power to direct or cause the direction of the management and policies of the Person in question.

11.18 Termination.

11.18.1 SELLER’s Termination Rights. This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing by SELLER, upon delivery of written notice of termination to BUYER, if BUYER breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement to be complied with by it such that the Closing conditions set forth in Sections 6.2.1(a), 6.2.2(a) and 6.2.3(a) would not be satisfied and such breach or failure to perform has not been waived by SELLER or cured by BUYER on or before the earlier of (a) twenty (20) days after receipt by BUYER of written notice thereof or (b) the date established for the Closing pursuant to Section 6.1; provided, SELLER shall not be entitled to terminate this Agreement pursuant to this Section 11.18.1 if SELLER is also in breach of any representation, warranty, covenant or agreement contained in this Agreement, which has prevented or would prevent the satisfaction of the Closing conditions set forth in Sections 6.2.1(b), 6.2.2(b) and 6.2.3(b). In the event that SELLER terminates this Agreement pursuant to this Section 11.18.1, SELLER shall be entitled to retain the Performance Deposit as agreed liquidated damages and not as a penalty. Subject to Section 11.18.3, the remedies set forth in this Section 11.18.1 shall be SELLER’s sole and exclusive remedies for any such breach, and SELLER hereby expressly waives and releases all other remedies (except as provided in Section 11.18.4).

11.18.2 BUYER’s Termination Rights. This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing by BUYER, upon delivery of written notice of termination to SELLER, if SELLER breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement to be complied with by it such that the Closing conditions set forth in Sections 6.2.1(b), 6.2.2(b) and 6.2.3(b) would not be satisfied and such breach or failure to perform has not been waived by BUYER or cured by SELLER on or before the earlier of (a) twenty (20) days after receipt by SELLER of written notice thereof or (b) the date established for the Closing pursuant to Section 6.1; provided, BUYER shall not be entitled to terminate this Agreement pursuant to this Section 11.18.2 if BUYER is also in breach of any representation, warranty, covenant or agreement contained in this Agreement, which has prevented or would prevent the satisfaction of the Closing conditions set forth in Sections 6.2.1(a), 6.2.2(a) and 6.2.3(a). In the event that BUYER terminates this Agreement pursuant to this Section 11.18.2, BUYER shall be entitled to receive back the Performance Deposit (without interest) from SELLER. Subject to Section 11.18.3, the remedies set forth in this Section 11.18.2 shall be BUYER’s sole and exclusive remedies for any such breach, and BUYER hereby expressly waives and releases all other remedies (except as provided in Section 11.18.4).

11.18.3 Specific Performance. So long as this Agreement has not been terminated, each of BUYER and SELLER shall be entitled to enforce specific performance of this Agreement. Without waiving or releasing BUYER from any of its other representations, warranties, covenants and agreements contained herein, specific performance with respect to Section 6.2.3(a) shall not require BUYER to make a false statement in the officer’s certificate of BUYER. Without waiving or releasing SELLER from any of its other representations, warranties, covenants and agreements contained herein, specific performance with respect to Section 6.2.3(b) shall not require SELLER to make a false statement in the officer’s certificate of SELLER.

11.18.4 Effect of Termination. Notwithstanding anything to the contrary in this Agreement (except Section 11.18.5), in the event of termination of this Agreement, the transaction shall not close and this Agreement shall become void and have no further effect whatsoever, and neither BUYER nor SELLER shall have any further liability, obligations, right or duty to the other under this Agreement, except as provided in Sections 11.18.1, 11.18.2, and 11.18.5, as applicable.

11.18.5 Other Remedies. Notwithstanding the provisions of Sections 11.18.1, 11.18.2 and 11.18.4, termination of this Agreement shall not prejudice or impair SELLER’s or BUYER’s rights and obligations under Sections 5.1 (and any relevant confidentiality agreement and any site access/boarding agreement entered into between the parties), 5.2 (Physical Inspections), 5.3.2 (Inspection Results), and 11.2 (Alternative Dispute Resolution), and such other portions of this Agreement as are necessary to the enforcement and construction of the foregoing.

11.19 Waiver of Right to Rescission. SELLER and BUYER acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following the Closing, BUYER and SELLER waive any right to rescind this Agreement or any of the transactions contemplated hereby.

11.20 WAIVER OF CONSUMER RIGHTS. AS PARTIAL CONSIDERATION FOR THE PARTIES ENTERING INTO THIS AGREEMENT, EACH PARTY HEREBY WAIVES THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES CONSUMER PROTECTION ACT, ARTICLE 17.41 ET SEQ., TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTION, AND ALL OTHER CONSUMER PROTECTION LAWS OF THE STATE OF TEXAS, OR OF ANY OTHER STATE, THAT MAY BE APPLICABLE TO THIS TRANSACTION, THAT MAY BE WAIVED BY SUCH PARTY. IT IS NOT THE INTENT OF EITHER PARTY TO WAIVE, AND NEITHER PARTY DOES HEREBY WAIVE, ANY LAW OR PROVISION THEREOF THAT IS PROHIBITED BY LAW FROM BEING WAIVED. EACH PARTY REPRESENTS THAT IT HAS HAD AN ADEQUATE OPPORTUNITY TO REVIEW THE PRECEDING WAIVER PROVISION, INCLUDING THE OPPORTUNITY TO SUBMIT THE SAME TO LEGAL COUNSEL FOR REVIEW AND ADVICE AND AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION VOLUNTARILY CONSENTS TO THIS WAIVER, AND UNDERSTANDS THE RIGHTS BEING WAIVED HEREIN.

[Remainder of this page is left blank; signatures follow.]

IN WITNESS WHEREOF, the authorized representatives of SELLER and BUYER execute this Agreement on the dates stated below.

CIMAREX ENERGY CO.

By:	/s/ Stephen P. Bell
Name:	Stephen P. Bell
Title:	Executive Vice President

Date: August 19, 2014

PARSLEY ENERGY, L.P.

By: Parsley Energy Management, LLC, its General Partner

By:	/s/ Michael W. Hinson
Name:	Michael W. Hinson
Title:	Vice President—Land

Date: August 19, 2014